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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
GRADCO SYSTEMS, INC.
(Name of Registrant as Specified In Its Charter)
Not Applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, No par value.
	(2)	Aggregate number of securities to which transaction applies: 229,026
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
        Pursuant to the Agreement and Plan of Merger dated as of March 29, 2004 by and between Gradco Holdings, L.L.C. ("Newco") and Gradco Systems, Inc. ("Gradco") pursuant to which Gradco will merge into Newco and each outstanding share of common stock of Gradco will be converted into the right to receive $10.00 per share.

	(4)	Proposed maximum aggregate value of transaction: $2,290,260
	(5)	Total fee paid: $290.18
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:
Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

GRADCO SYSTEMS, INC.
871 Coronado Center Drive
Suite 200
Henderson, NV 89052

TO OUR STOCKHOLDERS:

        You are cordially invited to attend a special meeting of stockholders of Gradco Systems, Inc. ("Gradco") to be held at             a.m., local time, on                        , at the                        located at                        .

        At the special meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger, dated as of March 29, 2004 providing for the merger of Gradco into Gradco Holdings, L.L.C., a newly formed Delaware limited liability company ("Newco"), which is wholly owned by several employees of Gradco's wholly owned subsidiaries, Gradco (Japan) Ltd. ("GJ") and Gradco (USA) Inc. ("GU").

        In the merger, each issued share of Gradco common stock outstanding immediately prior to the effective time of the merger will be canceled and converted automatically into the right to receive $10.00 in cash, without interest. Notwithstanding the foregoing, shares held in the treasury of Gradco will be canceled and shares held by stockholders who have perfected their dissenters' rights will be subject to appraisal in accordance with Nevada law. All outstanding stock options will be cancelled. If the stockholders of Gradco approve and adopt the Agreement and Plan of Merger, Gradco will become a private company and will be owned by the members of Newco.

        The accompanying proxy statement explains the proposed merger and provides specific information concerning the special meeting. Please read these materials, including the appendices, completely and carefully.

        THE BOARD OF DIRECTORS OF GRADCO HAS UNANIMOUSLY DETERMINED THAT THE PROPOSED MERGER AS CONTEMPLATED BY THE MERGER AGREEMENT IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF GRADCO AND HAS APPROVED AND DECLARED ADVISABLE THE MERGER AGREEMENT. THE BOARD SUBMITS THE MERGER AGREEMENT TO GRADCO'S STOCKHOLDERS. THE BOARD CONSISTS SOLELY OF DIRECTORS WHO WILL NOT BE OFFICERS OR EMPLOYEES OF NEWCO OR ANY AFFILIATE THEREOF. NO MEMBER OF THE BOARD WILL RETAIN AN INTEREST IN NEWCO FOLLOWING THE MERGER. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE MERGER AND THE ADOPTION OF THE MERGER AGREEMENT.

        The Board determined that the transaction is fair to and in the best interests of the stockholders of Gradco without a fairness opinion from a financial advisor. It attempted to obtain such an opinion and was unsuccessful in engaging those it approached to undertake the necessary review. The Board ultimately discontinued its search for a financial advisor to provide a fairness opinion as it became apparent that the cost of such an opinion, assuming the Board could find a financial advisor willing to undertake the necessary review, would constitute an unfair burden on the stockholders.

        We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock vote to approve and adopt the merger agreement and the transactions contemplated by the merger agreement. It is very important that your shares be represented at the special meeting.

        Whether or not you plan to attend the special meeting, we request that you complete, date, sign and return the enclosed proxy card promptly in the enclosed pre-addressed postage-paid envelope. You may revoke your proxy in writing or in person at any time before the special meeting of stockholders in accordance with the instructions contained in this document. If your proxy card is signed, dated and returned without specifying your choice, the shares will be voted as recommended by Gradco's Board of Directors. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

        If the merger is consummated, you will receive instructions for surrendering your Gradco common stock certificates in exchange for $10.00 in cash for each share and a letter of transmittal to be used for this purpose. You should not submit your stock certificates for exchange until you have received the instructions and the letter of transmittal.

Sincerely,
Martin E. Tash Chairman

Dated:

        THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS ANY SUCH COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        THIS PROXY STATEMENT IS DATED                        , 2004 AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT                        , 2004.

GRADCO, INC.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON

TO OUR STOCKHOLDERS:

        A special meeting of the stockholders of Gradco Systems, Inc. will be held at             a.m., local time, on                        , at the                        located at                         , for the following purposes:

          1.     To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of March 29, 2004, by and between Gradco Systems, Inc. and Gradco Holdings, L.L.C., a newly-formed Delaware limited liability company ("Newco"), and the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Gradco Systems, Inc. will be merged into Newco, and Newco will be the surviving company following the merger. In the merger, each issued share of Gradco common stock outstanding immediately prior to the effective time of the merger will be canceled and converted automatically into the right to receive $10.00 in cash, without interest. Notwithstanding the foregoing, treasury shares will be canceled and shares held by stockholders who have perfected their dissenters' rights will be subject to appraisal in accordance with Nevada law. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement.

          2.     To transact such other business as may properly come before the special meeting or any adjournment(s) or postponement(s) thereof.

        The Board of Directors has fixed                        , 2004 as the record date for the special meeting. Only those stockholders who were holders of record of Gradco common stock at the close of business on                        will be entitled to notice of, and to vote at, the special meeting and any adjournment(s) or postponements(s) thereof. A list of those stockholders will be available for review at the offices of Bressler, Amery & Ross, P.C., 325 Columbia Turnpike, Florham Park, New Jersey during normal business hours for a period of ten days before the special meeting.

        The approval and adoption of the merger agreement requires the affirmative vote of 114,514 shares, being a majority of the 229,026 outstanding shares of Gradco common stock held by stockholders of record on the record date. However, if stockholders holding more than 6,871 shares should perfect their dissenters' rights, Newco will have the right to withdraw from the merger.

        THE BOARD OF DIRECTORS, CONSISTING SOLELY OF DIRECTORS WHO WILL NOT BE OFFICERS OR EMPLOYEES OF NEWCO AND WHO WILL NOT RETAIN AN INTEREST IN NEWCO FOLLOWING THE MERGER, HAS UNANIMOUSLY DETERMINED THAT THE TERMS OF THE MERGER ARE ADVISABLE, FAIR TO, AND IN THE BEST INTERESTS OF, GRADCO'S STOCKHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY

RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

        Stockholders of Gradco who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they submit a written demand for such an appraisal before the vote on the merger agreement and they comply with Nevada law as explained in the accompanying proxy statement.

        YOUR VOTE IS IMPORTANT TO US. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF SHARES OF GRADCO COMMON STOCK THAT YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

        FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

        Your proxy is revocable and will not affect your right to vote in person if you decide to attend the special meeting. Simply attending the special meeting, however, will not revoke your proxy. For an explanation of the procedures for revoking your proxy, see the section of the proxy statement captioned "THE SPECIAL MEETING—Solicitation; Revocation and Use of Proxies" (p.41). Returning your proxy card without indicating how you want to vote will have the same effect as a vote FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

        The merger is described in the accompanying proxy statement, which you are urged to read carefully. In addition, you may obtain information about Gradco from documents that Gradco has filed with the Securities and Exchange Commission.

By Order Of The Board Of Directors,
Bernard Bressler, Secretary

Dated:

SUMMARY OF TERMS	1
The Merger	1
Stockholder Vote	1
Payment	1
Recommendation Of The Board of Directors	1
Superior Offer	1
Tax Consequences	1
Conditions	2
Eligibility To Vote	2
Voting Procedures	2
Dissenters' Rights	2
After The Merger	2
QUESTIONS AND ANSWERS ABOUT THE MERGER	3
MERGER TERMS	8
The Companies	8
The Exchange	8
Recommendation to Stockholders; Fairness of the Merger	8
Absence of Opinion of Financial Advisor	9
Interests of Gradco Directors and Executive Officers in the Merger	9
Financing for the Merger	9
The Special Meeting	9
Dissenters' Rights	9
Effects of the Merger	10
Conditions to the Merger	10
Termination of the Merger Agreement	11
Amending or Waiving Terms of the Merger Agreement	12
Litigation Related to the Merger	12
Price Range of Common Stock	12
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	12
SELECTED CONSOLIDATED FINANCIAL DATA	13
SPECIAL FACTORS	15
Business History of Gradco	15
Background of the Merger	17

i

Inter-Company Transactions	18
Recommendations of the Board of Directors	18
Absence of Opinion of Financial Advisor	18
Structure of the Merger	18
Purposes of the Merger	19
Effects of the Merger	19
Risks That the Merger Will not be Completed	20
Interests of Gradco Directors and Executive Officers in the Merger	21
Merger Consideration	21
Litigation	21
Accounting Treatment for the Merger	22
Federal Regulatory Matters	22
Material U.S. Federal Income Tax Consequences to Stockholders	22
DISSENTERS' RIGHTS OF APPRAISAL	22
THE SPECIAL MEETING	26
General	26
Purpose	26
Voting Rights	26
Solicitation	26
Revocation and Use of Proxies	27
FEES AND EXPENSES	28
PRICE RANGE OF COMMON STOCK	28
DIVIDENDS	29
COMMON STOCK PURCHASE INFORMATION	29
DIRECTORS AND OFFICERS OF GRADCO	29
PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP	30
INFORMATION ABOUT NEWCO	31
OTHER MATTERS	31
FUTURE STOCKHOLDER PROPOSALS	31
WHERE YOU CAN FIND MORE INFORMATION	31

ii

SUMMARY OF TERMS

        THIS SUMMARY TERM SHEET HIGHLIGHTS THE MATERIAL TERMS OF THE PROPOSED MERGER, BUT DOES NOT CONTAIN ALL OF THE INFORMATION THAT WILL BE IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES AND THE OTHER DOCUMENTS WE REFER TO IN THIS PROXY STATEMENT. IN THIS PROXY STATEMENT, THE TERMS "GRADCO," "THE COMPANY," "WE," "US" AND "OUR" REFER TO GRADCO SYSTEMS, INC.

THE MERGER:

        You are being asked to approve and adopt at a special meeting the merger agreement and the transactions contemplated by the merger agreement, by which Gradco Systems, Inc. will be merged into Gradco Holdings, L.L.C., a newly formed Delaware limited liability company ("Newco"). See "MERGER TERMS" (p. 8).

STOCKHOLDER VOTE:

        The merger agreement must be approved by the affirmative vote of the holders of a majority of the outstanding shares of Gradco common stock. Together, the directors of Gradco own approximately 5.4% of the outstanding shares of Gradco's stock and can be expected to vote those shares in favor of the merger agreement. A 26% stockholder has filed a Form 13-D stating that his vote is dependent upon the amount to be received per share. See "HAVE ANY STOCKHOLDERS AGREED TO VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT?" (p. 5).

PAYMENT:

        In the merger, each issued and outstanding share of Gradco common stock owned by Gradco's public stockholders will be converted into the right to receive $10.00 in cash, without interest. See "SPECIAL FACTORS—Structure of the Merger" (p. 18).

RECOMMENDATION OF THE BOARD OF DIRECTORS:

        The Board of Directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. See "SPECIAL FACTORS—Recommendations of the Board of Directors" (p. 18).

SUPERIOR OFFER:

        Under certain circumstances, the Board of Directors may terminate the merger agreement (and pay expenses incurred by Newco) if its fiduciary duties require it to do so in connection with an alternative transaction. See "MERGER TERMS—Termination of the Merger Agreement" (p. 11).

TAX CONSEQUENCES:

        Generally, the consideration received in the merger will be taxable for U.S. federal income tax purposes. You will recognize taxable gain or loss in the amount of the difference between the price per share received by you in connection with the merger and your adjusted tax basis for each share of Gradco common stock that you own. See "SPECIAL FACTORS—Material U.S. Federal Income Tax Consequences to Stockholders" (p. 22).

CONDITIONS:

        The merger agreement and the transactions contemplated by the merger agreement are subject to Gradco stockholder approval as well as certain other conditions. See "MERGER TERMS—Conditions to the Merger" (p. 10).

ELIGIBILITY TO VOTE:

        Holders of Gradco common stock at the close of business on                        , the record date for the special meeting, may vote at the special meeting in person or by proxy. See "THE SPECIAL MEETING" (p. 26).

VOTING PROCEDURES:

        In order to cast a vote with respect to the merger, or change a proxy you have already sent to us, you must follow the procedures described in this proxy statement under "THE SPECIAL MEETING" (p. 26).

DISSENTERS' RIGHTS:

        You may dissent from the merger and seek appraisal of the fair value of your shares, but only if you comply with all requirements of Nevada law summarized on pages 22 through 25. The relevant sections of the Nevada law are attached as Appendix B to this proxy statement.

AFTER THE MERGER:

        Upon completion of the merger, you will not own any Gradco common stock. See "SPECIAL FACTORS—Interests of Gradco Directors and Executive Officers in the Merger" (p. 21).

QUESTIONS AND ANSWERS ABOUT THE MERGER

        THE FOLLOWING QUESTIONS AND ANSWERS BRIEFLY ADDRESS SOME COMMONLY ASKED QUESTIONS ABOUT THE MERGER. THEY MAY NOT INCLUDE ALL THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT, INCLUDING THE APPENDICES AND THE OTHER DOCUMENTS WE REFER TO IN THIS PROXY STATEMENT.

        Q:    WHAT AM I BEING ASKED TO VOTE UPON?

        A:    You are being asked to approve and adopt a merger agreement that provides for Gradco to be merged into Newco. Newco is a newly formed Delaware limited liability company which is wholly owned by certain employees of Gradco's Japanese and domestic subsidiaries. The funds to be paid to the Gradco stockholders will be funds which are held by Gradco at the closing. If the merger is completed, Gradco will no longer be a publicly-held corporation and you will no longer own shares of Gradco common stock.

        Q:    WHAT WILL I RECEIVE FOR MY GRADCO COMMON STOCK IF THE MERGER IS COMPLETED?

        A:    Each of your shares of Gradco common stock will be canceled and converted automatically into the right to receive $10.00 in cash, without interest. Notwithstanding the foregoing, if you perfect your dissenters' rights your shares will be subject to appraisal in accordance with Nevada law and you will be entitled to the value of those shares in Gradco as a going concern.

        Q:    WHAT DOES THE BOARD OF DIRECTORS RECOMMEND REGARDING THE MERGER AGREEMENT?

        A:    The Board of Directors, consisting solely of persons who will not be officers, directors or employees of Newco and who will retain no ownership interest in Newco following the merger, unanimously determined that the terms of the merger are advisable, and are fair to, and in the best interests of, Gradco stockholders. The Board of Directors unanimously recommends that you vote FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement, since it believes that there is no available alternative which is equally attractive.

        Q:    WHAT ALTERNATIVES DID THE DIRECTORS CONSIDER?

        A:        (1)    Liquidation of Gradco and its subsidiaries and dissolution; and

          (2)   Continuation of business.

        Q:    WHY WAS LIQUIDATION REJECTED?

        A:    Gradco Japan Ltd., ("GJ"), the Company's Japanese subsidiary and the principal operating company in the Gradco group, has deferred contractual obligations which would be accelerated by liquidation. These include (i) payment of deferred obligations incurred in research and development and for tooling which would immediately come due instead of being payable from future sales of product, (ii) obligations for maintenance and delivery of spare parts which would have to be settled by payment of cash or reservation of assets to fulfill such obligations, (iii) employee severance payments, and (iv) other possible breach of contract claims by customers which would arise from the discontinuation of business and consequent inability to perform by Gradco. These breach of contract claims would generally be asserted against GJ. The Company is indebted to GJ in an amount in excess of $11 million which will be forgiven if the Merger takes place. If the merger were not to occur, creditors of GJ might be able to make claims against the Company based on such debt or its forgiveness.

        In addition, Nevada law imposes obligations on the Board of Directors of a liquidating company which, as a practical matter, would extend the period during which payments would be made to stockholders for as much as two (2) years. As a result, if Gradco were to liquidate, little or no cash would be available for stockholders.

        Q:    WHY NOT CONTINUE IN BUSINESS?

        A:    Based on the past performance of Gradco and its subsidiaries, certain other information with respect to the operations of Gradco over the next four years, together with the cost of remaining a public company, it was clear that without new capital and special payments from customers, neither of which are available with the present corporate structure, Gradco cannot survive for any significant period of time. Such information was supplied at the Board's request by operating personnel of Gradco's subsidiaries, some of whom will be principals of Newco.

        Q:    WHAT WILL HAPPEN TO PRESENT MEMBERS OF MANAGEMENT IN THE MERGER?

        A:    All current members of Gradco management owning Gradco stock, including the directors of Gradco, will be entitled to the same consideration for each share of Gradco common stock that they own at the time of the merger as other Gradco stockholders. They will receive no payments in respect of options they hold to purchase Gradco common stock, whether or not such options have value. Full time employees, not participating in the decision, will receive severance pay if terminated.

        Newco will be the surviving entity in the merger, and certain individuals who are currently the members of Newco (including current employees of Gradco's Japanese and domestic subsidiaries) will remain the members of Newco following the merger. The current officers of Gradco will resign.

        Q:    ARE THERE CONDITIONS TO THE COMPLETION OF THE MERGER?

        A:    Yes. Before the merger can occur, Gradco and Newco must fulfill several closing conditions, most significantly including approval of the merger and adoption of the merger agreement by the stockholders of Gradco. If the holders of more than 3% of the outstanding Gradco stock should exercise dissenters' rights or if the costs of the merger exceed $500,000, Newco may withdraw from the transaction.

        Q:    WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

        A:    We are working toward completing the merger early in the first quarter of Gradco's next fiscal year, which begins on April 1, 2004.

        Q:    WILL I OWE ANY U.S. FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

        A:    The receipt of cash for shares of Gradco common stock in the merger will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign or other tax laws. Generally, for U.S. federal income tax purposes you will recognize gain or loss for these purposes equal to the difference between the price per share received by you in respect to the merger and your adjusted tax basis for the shares of Gradco common stock that you owned immediately before the merger. For U.S. federal income tax purposes, this gain or loss generally would be a capital gain or loss if you held the shares of Gradco common stock as a capital asset. For stockholders owning their shares prior to the reverse split of 2002, their original cost per share must be multiplied by 30 to calculate basis.

        TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

        Q:    WHEN AND WHERE IS THE SPECIAL MEETING?

        A:    The special meeting of Gradco stockholders will be held at             a.m.,            time, on                        .

        Q:    WHO CAN VOTE ON THE MERGER AGREEMENT?

        A:    Holders of Gradco common stock at the close of business on                        , the record date relating to the special meeting, may vote in person or by proxy on the merger agreement at the special meeting.

        Q:    WHAT VOTE IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT?

        A:    The merger agreement and the transactions contemplated by the merger agreement must be approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Gradco common stock. That means 114,514 out of 229,026 outstanding shares. In addition, if stockholders holding more than three percent (3%) of the outstanding shares perfect their dissenters' rights, Newco can withdraw from the merger.

        Q:    HAVE ANY STOCKHOLDERS AGREED TO VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT?

        A:    There are no formal agreements to vote for the merger. However, members of the Gradco Board have expressed their intent to vote in favor of the merger.

        On February 11, 2003, Mitchell Partners, L.P. and James E. Mitchell filed a Form 13-D disclosing combined ownership of 26.31% of the common stock of Gradco. An Amendment to that 13-D was filed by Mr. Mitchell on March 12, 2004 and that Amendment included the following statement:

    "Based on their initial investigation, Mitchell Partners, L.P. and James E. Mitchell expressed opposition [in Amendment No. 2 to Form 13D] to the proposed merger at the price and terms mentioned in recent press releases of the Company. However, since filing Amendment No. 2 to Form 13D in February 2004, Mitchell Partners, L.P. and James E. Mitchell have determined that their original estimate of the liquidation value of the Company may have been higher than the market value. Tentatively and subject to receipt and review of current financial and other pertinent proxy information from the Company, Mitchell Partners, L.P. and James E. Mitchell have concluded that they would very likely vote in favor of a buy-out offer of $11 per share or more. They may vote in favor of an offer of $10 per share or more, and they would very likely vote against any offer of less than $10 per share. If any proposed merger or liquidation is unsatisfactory to Mitchell Partners, L.P. and James E. Mitchell, they continue to reserve all rights to pursue all appropriate actions to protect their investments and to maximize the value of their shares in the Company."

        Copies of both amendments are available to the public at http://www.sec.gov/edgar/searchedgar/webusers.htm.

        Upon receipt of the above Amendment, the Company sought additional consideration from Newco in the merger. Newco has indicated that it is unable to increase the offer presented in this proxy statement and has provided the following statement:

    "Newco—whose members are current officers of Gradco's operating subsidiaries—has concluded that the maximum consideration that can be assured to Gradco's stockholders in connection with the merger is $10 per share. Newco reached this conclusion based on a number of considerations, including:

    •
    The estimated cash on hand of Gradco, its Japanese subsidiary Gradco (Japan) Ltd. ("GJ") and its domestic subsidiary Gradco (USA) Inc. ("GU") as of the projected closing date that will be available for distribution to the stockholders

    •
    Newco will require a capital infusion in order to sustain the business long-term. Until capital sources are identified and a transaction can be completed that results in the infusion of working capital, GJ and the other Newco operating companies will need to hold back a cash reserve to fund day-to-day operations

    •
    Newco must obtain additional business from existing or new customers to generate positive cash flow, but the lag time typical to the product research and development cycle means that the economic benefit of whatever new business might be obtained can't, as a practical matter, be realized for 12 months or longer

    •
    Since the initial offer of $11 per share, subject to reduction for costs of the transaction, was made in September, 2003, the potential transaction costs of the merger have increased severalfold, including corporate taxes that will result from the cancellation of existing intercompany indebtedness owing from GSI and GU to GJ, and the associated accounting and legal fees incurred in the effort to analyze, quantify and address such tax exposures. Newco, as the surviving entity in the merger, will bear the brunt of these taxes and related costs, which were not a factor taken into account when the original offer was formulated. Nonetheless, Newco has held the line at $10 per share and has not sought to reduce the merger consideration below that amount, even in the face of the unanticipated additional costs

    •
    Continuing deterioration in the business, as well as the desire to minimize potential California franchise tax liability in the event of the merger, have resulted in the business decision to close operations in California and relocate to Gradco's home state of Nevada. The orderly transitioning of the California operations has necessitated current outlays for lease termination and severance payments that were likewise not budgeted for when the original offer of $10 per share was formulated

    Newco's analysis, prepared by its members, reflects projections, estimates and assumptions only as of the date of this proxy statement. These cash flow and cost projections are subject to all of the infirmities usually associated with financial projections. If time proves any of them (including any assumption or estimate not discussed in this proxy statement) to have been inaccurate, then Newco—as the surviving entity in the merger—may, depending on the nature of the inaccuracy, lack sufficient cash reserves to operate the business until capital investment can be obtained, or alternatively, may benefit from additional cash that otherwise might have been available for distribution in the merger."

        Q:    WHAT DO I NEED TO DO NOW?

        A:    After you have carefully reviewed this proxy statement, please mark your vote on the accompanying proxy card and sign and mail it in the enclosed return envelope as soon as possible. This will ensure that your shares will be represented at the special meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement. If you do not vote by either sending in your proxy card or voting in person at the special meeting, it will have the same effect as a vote AGAINST the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

        Q:    IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

        A:    Your broker will vote your shares only if you provide written instructions as to how to vote your shares. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted by your broker and the failure to vote will have the same effect as a vote AGAINST the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

        Q:    WHAT RIGHTS DO I HAVE TO DISSENT FROM THE MERGER?

        A:    If you wish, you may dissent from the merger and seek an appraisal of the fair value of your shares, but only if you comply with the requirements of Nevada law which are attached as Appendix B and which are summarized on pages 22 through 25 of this proxy statement. Based on the determination of the Nevada courts, the appraised fair value of your shares of Gradco common stock, which will be paid to you if you seek an appraisal, may be more than, less than or equal to the approximate per share to be paid in the merger. If more than 3% of the outstanding stock elect to dissent and perfect such election at the date of the meeting, Newco may withdraw from the transaction.

        Q:    CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

        A:    Yes. You can change your vote at any time before the vote is taken at the special meeting. If you are the record holder of your shares, you can do this in one of the following three ways:

    (i)
    You can send a written notice to Gradco dated later than your proxy card stating that you would like to revoke your current proxy;

    (ii)
    You can complete and submit a new proxy card dated later than your original proxy card; and

    (iii)
    You can attend the special meeting and vote in person.

        If you choose to submit a notice of revocation or a new proxy card you must send it to Bernard Bressler, Secretary of Gradco at 325 Columbia Turnpike, Florham Park, New Jersey 07932. Gradco must receive the notice or new proxy card before the vote is taken at the special meeting.

        If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

        Q:    SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

        A:    No. If the merger is completed, we will promptly send you written instructions for sending in your stock certificates in exchange for the price per share cash payment.

        Q:    WHO CAN HELP ANSWER MY QUESTIONS?

        A:    The information provided above in the summary term sheet and in the "question and answer" format is for your convenience only and is merely a summary of the information contained in this proxy statement. You should carefully read this entire proxy statement, including the attached appendices and the documents we refer to in this proxy statement.

        If you have more questions about the merger you should contact:

        Bernard Bressler, Esq.
        Bressler, Amery & Ross, P.C.
        325 Columbia Turnpike
        Florham Park, New Jersey 07932
        (973) 514-1200

MERGER TERMS(1)

        THIS SECTION OF THE PROXY CONTAINS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT, INCLUDING THE ATTACHED APPENDICES AND THE OTHER DOCUMENTS WE REFER TO IN THIS PROXY STATEMENT, PARTICULARLY THE MERGER AGREEMENT. SEE "WHERE YOU CAN FIND MORE INFORMATION" (p. 31).

The Companies.

Gradco Systems, Inc.
871 Coronado Drive
Henderson, Nevada 89052

        Gradco Systems, Inc. ("Gradco") was originally incorporated in California in November 1978 and was reincorporated in Nevada in April 1992. Gradco is a holding company which conducts business principally through two wholly owned subsidiaries. Gradco (Japan) Ltd. ("GJ") is a Japanese corporation and Gradco (USA) Inc. ("GU") is a domestic subsidiary originally organized under California law but which was migrated to Nevada in March, 2004. Gradco's principal business involves the design, development, production and marketing of intelligent paper handling devices for office copiers and printers. GJ has a 95% owned subsidiary, Gradco Technology Ltd. ("GTL"), which presently is engaged in the distribution of Dippin Dots ice cream in Japan.

Gradco Holdings, L.L.C.
c/o Gradco (USA) Inc.
871 Coronado Drive
Henderson, Nevada 89052

        Gradco Holdings, L.L.C. is a Delaware limited liability company organized for the purpose of this transaction. Its three members are Mark Takeuchi and Hikoyuki Konno, both of whom are officers of GJ, and James Dennis, an officer of GU.

The Exchange.

        In the merger, Gradco will be merged with Newco, and each issued share of Newco common stock outstanding immediately prior to the effective time of the merger will be canceled and converted automatically into the right to receive $10.00 in cash, without interest; provided, however, that treasury shares will be canceled, and shares held by stockholders who have perfected their dissenters' rights will be subject to appraisal in accordance with Nevada law. All outstanding options will be cancelled.

        The merger agreement is attached as Appendix A to this proxy statement. We encourage you to read the entire merger agreement carefully, as it is the legal document that governs the merger.

Recommendation to Stockholders; Fairness of the Merger.

        The Board of Directors has unanimously determined that the terms of the merger as contemplated by the merger agreement are advisable and fair to, and in the best interests of, the stockholders of Gradco and has declared the merger agreement advisable. The Board submits the merger agreement to Gradco's stockholders.

        The Board of Directors unanimously recommends that you vote FOR the approval of the merger and the adoption of the merger agreement.

(1)
All monetary amounts herein described are set forth in U.S. dollars and are based on the exchange rate in effect as of the date of the event described.

        The Board of Directors' decision to approve the merger agreement and the transactions contemplated by the merger agreement, were based upon a number of factors that are described in "SPECIAL FACTORS" (p. 15).

        Despite the fact that a 26% stockholder has indicated that it may vote against the merger and the consequent difficulty in obtaining the required votes in favor of the merger if that stockholder does not vote favorably, the Board of Directors believes that any alternative to the merger will substantially decrease the value of the Company to the stockholders and, accordingly, strenuous effort will be made within the limits of the Company's resources to cause the merger to be consummated.

Absence of Opinion of Financial Advisor.

        The Board made its decision without a fairness opinion. The Board attempted to obtain an opinion from a reputable financial organization and was unsuccessful in engaging those it approached to undertake the necessary review. The Board ultimately discontinued its search for a fairness opinion as it became apparent that the cost of such an opinion, even if one could be obtained, would constitute an unfair burden on the stockholders. Instead, the Board has reviewed various alternatives to the merger and in its best judgment has concluded that the consideration and the entire transaction are fair to the Stockholders.

Interests of Gradco Directors and Executive Officers in the Merger.

        The Gradco Directors and Executive Officers have no interest in the merger except to the extent that they own shares of Gradco common stock.

Financing for the Merger

        Gradco estimates that approximately $2,600,000 of its cash will be available to Newco, as the surviving entity in the merger, to complete the purchase of shares of Gradco common stock pursuant to the merger and pay the related fees and expenses.

The Special Meeting.

        At the special meeting to be held on                        , you will be entitled to one vote for each share of Gradco common stock you hold of record as of                         , 2004.

        The merger agreement must be approved and adopted by the affirmative vote of the holders of at least a majority of the outstanding shares of Gradco common stock. On the record date, there were 229,026 shares of Gradco common stock entitled to vote at the special meeting.

        Gradco's directors and executive officers have indicated that they intend to vote all of their Gradco common stock FOR the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement.

        We do not expect to ask you to vote on any matters other than the merger and the merger agreement at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with their best judgment. Proxies voting against a specific proposal may be used by the holder to vote for adjournment of the meeting for the purpose of giving the holder additional time to solicit votes in favor of that proposal.

Dissenters' Rights

        Any stockholder of record who has neither voted in favor of the merger nor consented thereto in writing shall be entitled, upon appropriate demand, to dissent from the merger and obtain payment of the fair value of his shares in accordance with § 92A.300 to § 92A.500, inclusive, of the Nevada General Corporations Law. The stockholder must deliver to the Company, before the taking of the vote on the merger, written notice of his intent to demand payment for his shares and must not vote the shares in favor of the merger. If the merger is authorized, the Company shall deliver, within 10 days after the merger is consummated, a written dissenter's notice to all shareholders who satisfied these requirements. Any stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares. Within thirty (30) days after receipt of a demand for payment the Company shall pay each dissenter who complied with the requirements the amount the Company estimates to be the fair value of his shares, plus accrued interest. The dissenter may reject this payment and demand payment of fair value for his shares. If a demand for payment remains unsettled, the Company shall commence a proceeding within sixty (60) days after receiving the demand and petition the district court of Nevada to determine the fair value of the shares and accrued interest.

        It should be noted that, as described elsewhere in this proxy statement, if stockholders owning an aggregate of 3% of the issued and outstanding common stock of Gradco entitled to vote on the merger exercise dissenters' rights in accordance with Nevada law and perfect such rights, the merger may not be completed. In that case, it is anticipated that Gradco will continue in business so long as its resources permit.

Effects of the Merger

        Upon completion of the merger you will no longer be a stockholder of Gradco, and Gradco's current stockholders will not participate in any future earnings or growth of Newco. The members of Newco and any future members of Newco or the equity holders of its subsidiaries will be the sole beneficiaries of any future earnings and growth of Newco.

        After the merger, Newco will be a closely-held company. As a result, there will be no public market for Gradco common stock. The registration of Gradco common stock under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," will be terminated.

Conditions to the Merger

        The merger will be completed only if the merger agreement and the transactions contemplated by the merger agreement are approved by the Gradco stockholders at the meeting, and a number of other conditions set forth in the merger agreement are satisfied or waived, including, but not limited to, the following:

  (i)
  each of the parties to the merger agreement, has performed its obligations under the merger agreement in all material respects at or before the effective time of the merger;

  (ii)
  no law, injunction or order prohibits the completion of the merger or restricts the conduct of Newco or Gradco, or the operation of the business of Newco after the merger;

  (iii)
  no material litigation shall be pending against Gradco or any of its subsidiaries;

  (iv)
  the representations and warranties made by the parties in the merger agreement are true and correct in all material respects at the effective time of the merger;

  (v)
  certain transactions relating to the transfer of funds and the cancellation of indebtedness shall have occurred; and

  (vi)
  stockholders holding no more than 3% of the issued and outstanding common stock of Gradco entitled to vote on the merger exercise dissenters' rights and perfect such rights.

        If these conditions are not satisfied or waived, the merger will not be completed even if our stockholders vote to approve the merger and adopt the merger agreement.

Termination of the Merger Agreement

        Gradco and Newco may mutually agree to terminate the merger agreement at any time before the effective time of the merger. In addition, either party may terminate the merger agreement if:

  (i)
  the merger shall not have occurred by June 15, 2004;

  (ii)
  the other party materially breaches any of its representations;

  (iii)
  any court or other governmental entity has restrained, prohibited or enjoined the merger in a final and nonappealable order, decree or decision; or

  (iv)
  our stockholders fail to approve and adopt the merger agreement and the transactions contemplated by the merger agreement at the special meeting, including any adjournments thereof.

        Newco may also terminate the transaction if stockholders holding more than 3% of the issued and outstanding common stock of Gradco entitled to vote on the merger exercise and perfect dissenters' rights or if Gradco's merger costs exceed $500,000. Merger costs shall be the sum of (1) Gradco's fees, expenses or other disbursements to attorneys, accountants or other advisors in connection with the merger, (2) Newco's fees, expenses or other disbursements to U.S. attorneys in connection with the merger, (3) any fees and expenses of the Exchange Agent, (4) fifty percent (50%) of the amount of any potential U.S. alternative minimum tax which Gradco and Newco have determined may be incurred as a result of the transfer of funds to Gradco and the cancellation of certain inter-company indebtedness, and (5) a reserve for (i) merger costs which may be due after the Special Meeting and (ii) costs relating to claims by persons exercising Dissenters' Rights. In addition, Gradco may terminate the transaction if it receives and decides to accept an alternative acquisition proposal as described below.

        Newco and Gradco have agreed that if the Board of Directors receives an unsolicited proposal for or request to discuss any competing transaction, the Board of Directors may supply to and receive non-public information from the person or entity making such proposal or request if, and to the extent that, our Board of Directors determines, in its good faith judgment after consultation with outside legal counsel, that such action is required in order to comply with its fiduciary obligations. Supplying non-public information under these circumstances must be subject to a customary confidentiality agreement. After consultation with outside legal counsel the Board of Directors also may conduct discussions and negotiations or take any other action to review or respond to a competing transaction as the Board of Directors believes is necessary in light of its fiduciary obligations.

        We have agreed to notify Newco promptly of any such proposals or inquiries and to keep it informed as to the status of any such proposals or inquiries.

        In addition, our Board of Directors may not withdraw or modify, or propose to withdraw or modify, its approval, adoption or recommendation of the merger agreement or the merger or approve or recommend, or propose to approve or recommend, or cause or allow Gradco to enter into any agreement with respect to, a competing transaction, or submit any competing transaction to our stockholders for purposes of voting upon it, unless the Board of Directors determines in good faith by a majority vote after consultation with outside legal counsel that its fiduciary obligations require that action.

        If our Board of Directors terminates the merger agreement because it desires to accept a better offer, Gradco must pay Newco for its documented costs up to $100,000.

Amending or Waiving Terms of the Merger Agreement

        Gradco and Newco may amend or waive any provision of the merger agreement by mutual consent before the time of the merger. However, following approval and adoption of the merger agreement by our stockholders, they cannot amend the merger agreement without approval of our stockholders if the amendment would change the amount or type of consideration to be received by our stockholders in the merger, make any change to the merger agreement that would materially adversely affect Gradco or our stockholders or if the amendment would purport to change prior to the effective date of the merger any term of our certificate of incorporation on which our stockholders are entitled to vote.

Litigation Related to the Merger

        Since the announcement of the proposed merger, Gradco and its directors have not been named as defendants in any action and there is no other litigation pending against Newco or Gradco.

Price Range of Common Stock

        Gradco common stock is quoted on the Bulletin Board. On September 17, 2003, the last trading day before Gradco's public announcement of the offer to acquire the Gradco business for approximately $10.00 per share, Gradco's common stock closed at $3.10 per share. On                        , Gradco common stock closed at $            per share.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Various parties have made forward-looking statements in this proxy statement and the attachments thereto that are not historical facts but rather reflect current expectations concerning future results and events. When used in this proxy statement, the words "believes," "expects," "intends," "plans," "anticipates," "likely," "will," and similar expressions identify the "forward-looking statements." These forward-looking statements are subject to risks, uncertainties, and other factors, some of which are beyond Gradco's control, that could cause actual results to differ materially from those forecast or anticipated in the forward-looking statements.

        These risks, uncertainties and other factors include, but are not limited to, the following:

  (i)
  Gradco's reliance on a limited number of contracts and limited capital;

  (ii)
  fluctuations in foreign exchange rates and risks related to sales;

  (iii)
  challenges posed by competitors;

  (iv)
  Gradco's ability to compete;

  (v)
  Gradco's dependence upon the information supplied by its operating management; and

  (vi)
  Limited patent protection in the digital arena.

        You are cautioned not to place undue reliance on forward-looking statements, which reflect Gradco's view only as of the date of this proxy statement. All forward-looking statements included in this proxy statement and all subsequent forward-looking statements attributable to Gradco or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.

        Gradco undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected consolidated financial and operating data for each of the years in the five-year period ended March 30, 2003, and for the nine months ended December 31, 2003 and December 31, 2002. The selected consolidated financial data presented below under the captions "Income Statement Data" and "Balance Sheet Data" for each of the years in the five-year period ended March 31, 2003 are derived from the consolidated financial statements of Gradco and its subsidiaries, which financial statements have been audited by independent certified public accountants. The unaudited selected consolidated financial data presented below under the captions "Income Statement Data" and "Balance Sheet Data" as of and for the nine months ended December 31, 2003 and December 31, 2002, are derived from the unaudited consolidated financial statements of Gradco and its subsidiaries. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Gradco's Annual Report on Form 10-K for the year ended March 31, 2003 and in Gradco's Quarterly Report on Form 10-Q for the quarter ended December 31, 2003, which are incorporated by reference in this proxy statement. The financial data set forth below also should be read in conjunction with Gradco's audited consolidated financial statements as of March 31, 2003 and for each of the years in the three-year period ended March 31, 2003, and the report thereon, which are incorporated by reference in this proxy statement from Gradco's Annual Report on Form 10-K for the year ended March 31, 2003, and with Gradco's unaudited consolidated financial statements as of December 31, 2002, and for the nine months ended December 31, 2003, which are incorporated by reference in this proxy statement from Gradco's Quarterly Report on Form 10-Q for the six months ended September 30, 2003. No pro forma data giving effect to the merger is provided because Gradco does not believe such information is material to stockholders in evaluating the merger and the merger agreement since the merger consideration will be paid to Gradco's public stockholders solely in cash and Gradco's public stockholders will no longer have any equity interest in Gradco if the merger is completed.

	Nine Months Ended Dec. 31,		Year Ended March 31,
	2003	2002	2003	2002	2001	2000	1999
	(Unaudited)
	(In thousands, except per share amounts)
Statement of operations data:
Revenues	$13,219	$13,688	$17,614	$23,178	$39,268	$44,029	$73,552

Costs and expenses:
Cost of sales	10,426	10,931	14,671	18,191	23,943	31,564	56,008
Other operating expenses	4,085	5,309	6,998	8,082	16,107	10,731	11,099
Interest income, net	3	(17)	(19)	(317)	(414)	(376)	(253)
Provision for doubtful Mita receivable	—	—	—	—	—	(935)	5,543
DuBois/Hamma litigation settlements	—	—	—	—	3,200	—	5,000

	14,514	16,223	21,650	25,956	42,836	40,984	77,397

Earnings (loss) from continuing operations before income taxes and minority interest	(1,289)	(2,535)	(4,036)	(2,778)	(3,568)	3,045	(3,845)
Income taxes	2	2	(49)	1,319	3,273	1,210	(2,319)
Minority interest	—	(40)	(45)	(43)	(84)	(18)	(72)

Earnings (loss) from continuing operations	(1,291)	(2,497)	(3,942)	(4,054)	(6,757)	1,853	(1,454)
Earnings (loss) from discontinued operations	34	153	170	(3,431)	23	(373)	(736)

Earnings (loss) before extraordinary item	(1,257)	(2,344)	(3,772)	(7,485)	(6,734)	1,480	(2,190)
Extraordinary item:
Gain on purchase of minority interest	—	—	448	—	—	—	—

Net earnings (loss)	$(1,257)	$(2,344)	$(3,324)	$(7,485)	$(6,734)	$1,480	$(2,190)

Basic earnings (loss) per common share:
From continuing operations	$(5.64)	$(10.89)	$(17.19)	$(17.62)	$(28.53)	$7.31	$(5.52)
From discontinued operations	.15	.67	.74	(14.91)	.10	(1.47)	(2.80)
Extraordinary item	—	—	1.95	—	—	—	—

Net earnings (loss)	$(5.49)	$(10.22)	$(14.50)	$(32.53)	$(28.43)	$5.84	$(8.32)

Average shares outstanding, basic EPS	229,026	229,292	229,268	230,105	236,825	253,641	263,247

Diluted earnings (loss) per common share:
From continuing operations	$(5.64)	$(10.89)	$(17.19)	$(17.62)	$(28.53)	$7.30	$(5.52)
From discontinued operations	.15	.67	.74	(14.91)	.10	(1.47)	(2.80)
Extraordinary item	—	—	1.95	—	—	—	—

Net earnings (loss)	$(5.49)	$(10.22)	$(14.50)	$(32.53)	$(28.43)	$5.83	$(8.32)

Average shares outstanding, diluted EPS	229,026	229,292	229,268	230,105	236,825	253,855	263,247

Balance sheet data:
Working capital	$2,794	$3,935	$3,319	$4,386	$8,684	$16,631	$15,388
Total assets	9,983	12,244	10,644	14,665	31,989	36,915	43,053
Shareholders' equity	4,132	5,839	4,672	7,230	15,404	23,467	21,030

SPECIAL FACTORS

Business History of Gradco

        Gradco's business has been traditionally based on the exploitation of a series of patents developed by it which were used to manufacture paper handling equipment for manufacturers of copying equipment to equip their copiers with sorters and input devices.

        These products in many instances involved patented moving bin technology, which enabled the user of the properly equipped copier to receive a complete multi-paged document from the copier. Using these patents Gradco received revenue from design, development and manufacture of the add-on sorter equipment which was sold to OEM copier manufacturers after special design by Gradco to adapt the equipment to particular copiers. In addition, Gradco received significant revenue from licenses to selected manufacturers. Other related items were also manufactured and sold to manufacturers over the years. Historically, the customers of the Company have been the principal copier manufacturers in the United States and Far East. Although they have varied from year to year, Xerox or Xerox affiliates have consistently been one of the major purchasers of the Company's products.

        In the fiscal year ended March 31, 1981 the Company had approximately $8 million in revenue and a nominal profit. By 1984 revenue was $25 million with $2.7 million in profit. Thereafter, revenues and profits continued to rise through 1989 to $115 million with a net profit in that year of $5.6 million. In 1990 and 1991, Gradco suffered losses of $28 million and $11 million, respectively, primarily resulting from write-offs of assets, discontinuance of operations, loss of good will and other costs relating to a restructuring of the Company and a proxy fight in which the management was changed after the stockholders replaced the Board of Directors. At that time, three of Gradco's present directors were elected.

        The Company found itself in a position such that it became necessary to close substantially all U.S. manufacturing and development activities. In March 1991, with stockholder approval, Gradco sold to GJ, its Japanese subsidiary, all of its patents and contracts in exchange for cash required to repay defaulted secured and unsecured debt. Thereafter, all operations, except for certain marketing activities in the United States (which were taken over by GU) and certain administrative activities relating to Gradco's ongoing tax, financial and regulatory filing obligations (which Gradco continued to perform), were taken over by GJ. As part of the restructuring, GJ raised new capital by selling shares of its stock in Japan, which shares were subsequently repurchased from the investors.

        Since 1991, Gradco has operated primarily through GJ and GU. In 1998, Gradco had operating revenues of $120 million and a profit of $6.4 million.

        In 1999, the Company's operations were adversely impacted by both the bankruptcy of a major customer and the introduction of dramatic changes in copier technology. With the shift of new copier products from analog to digital technology, the need for sorters of the type manufactured by Gradco disappeared. Multi-page documents were copied from a digital memory so that the documents came out one total document at a time, not one page at a time. As a result, 1999 revenue fell to $86 million and 2000 revenue was $48.5 million. Gradco sought to diversify and a subsidiary of GJ became the distributor of Dippin' Dots ice cream in Japan. GJ also engaged in research and development for products that could be used in the digital printer market. This research and development taxed the Company's cash resources, particularly after the Company was required to pay over $10 million for the settlement and related legal expenses of two lawsuits that had been brought in the late 1980's.

        In fiscal 2002, Gradco discontinued operations of a domestic subsidiary, Venture Engineering, which had been engaged in manufacture and contract engineering services, including fabrication of complex electro-mechanical assemblies for customers. Gradco suffered a loss in 2002 of $1,152,000. In 2002 and 2003, the Company had sales of $23 million and $17.64 million, respectively. Gradco's losses in those years were $7.5 million and $3.5 million, respectively. At March 31, 2002, Gradco's current assets exceeded its current liabilities by $3.5 million. At the end of fiscal 2002, Ikegami, GJ's principal vendor, which had been financing substantial research and development expenses as well as tooling for the products needed to penetrate the digital copier market, terminated its contracts with GJ and GJ was unsuccessful in finding a satisfactory substitute vendor or in obtaining financing from customers to enable it to create any long term business plan. Gradco was unable to obtain any investment capital since its stock price had deteriorated so that it had a total market capitalization of substantially less than $2 million in January 2002. As of the audit for the year ended March 31, 2002 and thereafter, the Company's public auditors rendered their opinion that there was "substantial doubt about the Company's ability to continue as a going concern."

        On February 17, 2003, GJ made demand on Ikegami for compensation for damages caused to Gradco and GJ. On March 28, 2003, GJ supplied Gradco with a 2003 operations review and a business plan for 2004 (the "March 2003 Report"). The March 2003 Report reflected a major retrenchment and an increased reliance on the GTL ice cream business. It also described a two year lag to get new contracts in GJ's core business and an initial legal fee of $200,000 plus substantial filing fees to pursue a suit against Ikegami.

        The March 2003 Report also contained data explaining an expected variance in the performance of the operating group of Gradco as compared to the original budget. The original budget had projected a profit of $478,000 for 2003 while actual performance through January together with the projection for February and March showed a loss of $1,862,000. This excluded an estimated $400,000 expense of Gradco for its own operations. In fact, the net loss for the year ending March 31, 2003 was $3,324,000. The variance from budget cast significant doubt on the Gradco group's ability to achieve a 2004 projected combined profit of $117,000.

        Gradco's Board of Directors sought more information and was advised on April 3, 2003 by GJ that Ikegami refused to pay anything and was instead demanding that GJ pay over $840,000 in tooling costs. Throughout April and May, 2003, there was continuous communication between Gradco's Board of Directors and GJ's executives with reference to the Ikegami situation, as well as business operations. In early April, 2003, the Board obtained the opinion of Japanese counsel who concluded that there was a legal basis for the claim under Japanese law, although precedent appeared limited. On April 15, 2003, after a telephonic discussion among the members of the Board, a unanimous consent was sent out to the Board to authorize GJ to prepare for possible litigation and to negotiate with Ikegami. Such negotiations then commenced. On June 20, 2003, pursuant to a request to GJ, the Board received a revised business plan which factored in a possible settlement with Ikegami. An analysis of this business plan showed that from a cash flow standpoint the cash from a possible settlement with Ikegami would at best be used up to cover losses during the 2004 fiscal year. Accordingly, on June 23, 2003, the Company asked GJ for a thorough analysis of the consequences of ceasing to do business after the settlement with Ikegami with a subsequent liquidation of Gradco and its subsidiaries in light of continuing obligations which might exist.

        Throughout the remainder of June and July 2003, negotiations continued with Ikegami. These were concluded in principal on July 29, 2003 with Ikegami's offer of a net payment of approximately 150,000,000 Yen ($1,250,000 at a 120 Yen/dollar exchange rate) together with certain patents and a release of GJ from any liability for tooling and R&D costs on the books at approximately $840,000. This proposal was acceptable to the Board in lieu of litigation and was consistent with the June 2003 business plan referred to above.

        There was continuous correspondence and discussion with GJ's executives and the Company's controller in California to determine the best course of action with respect to the future of the Company.

        By July 18, 2003 the Board had received an analysis based on a termination of business effective as of March 31, 2004 and after receipt of the proceeds of the Ikegami settlement. This July, 2003 report indicated that there would be substantially less than ten dollars per share in cash available on March 31, 2004 before the cost of any arrangements to cover the continuous parts obligations of GJ, before legal and accounting costs relating to a liquidation and before any possible substantial breach of contract claims which could be asserted by customers that had entered into contracts requiring delivery of goods. This reflected a projected loss in the period ending March 31, 2004, including certain obligations triggered by the liquidation. In addition, Nevada counsel advised that under Nevada law, the directors of Gradco could be subject to personal liability for creditor claims in connection with a liquidation. As a result, Nevada counsel advised that an immediate distribution in liquidation was not practical, and recommended an extended trusteeship of the Company's assets in connection with any liquidation.

        In mid-December, 2003, Gradco reached a final settlement with Ikegami pursuant to which Ikegami agreed to pay to GJ $1,392,246.00 via a promissory note payable by Ikegami to GJ on or before March 31, 2004.

Background of the Merger

        In July 2003, Mark Takeuchi, Chief Executive Officer of GJ and at that time a director of Gradco, suggested that the "GJ management and key employee group" would be interested in acquiring the Gradco business. There were continuing discussions on this possibility among Mr. Takeuchi, Mr. Tash, Mr. Mischler and Mr. Bressler, all of whom are members of the Board, through July and August 2003.

        In August 2003, particularly with the costs of operating Gradco as a public company being added to the continuing losses from operations, Gradco's Board determined that the only alternatives to be considered were continuing the business, liquidation or a sale of the business to the executives at GJ and GU (the "Management Team"). In a memorandum dated August 13, 2003 from Mr. Takeuchi to Mr. Tash, the Chief Executive Officer of Gradco, Mr. Takeuchi proposed that a sale of Gradco should be made to the Management Team, which could include Mr. Takeuchi, at a price of $2.5 million with the costs of the transaction being borne by Gradco. Thereafter, there were discussions and reviews of the data between Gradco and the Management Team, resulting in a formal proposal to Gradco on September 17, 2003 from Hikoyuki Konno, the President of GJ, offering $2.6 million to acquire the Gradco business and for the costs of the transaction. Mr. Konno owns no stock in Gradco and is not a director. On that date, Gradco released a public announcement of this offer. Although Gradco management spoke to interested stockholders and others, no other offer was made by any other party to compete with the Management Team proposal.

        The Gradco Board of Directors immediately sought to obtain a fairness opinion with respect to the merger from a financial firm and was unsuccessful in engaging those it approached to undertake the necessary review. The Board discontinued its search as it became apparent that the cost to obtain a fairness opinion, even if an opinion could be obtained, would constitute an unfair burden on stockholders. The Board has reviewed various alternatives to the merger and in its best judgment has concluded that the consideration, and the entire transaction, are fair to the stockholders.

        Mr. Konno, together with Mr. Takeuchi, who was at that time still a member of the Gradco Board, were invited to attend a special meeting of the Board on October 10, 2003 in Boca Raton, Florida to consider the offer. Mr. Takeuchi sent an updated report to Gradco's Board in advance of the meeting. This report, containing financial projections, asset data and lists of obligations and liabilities, was supplemented by an analysis of new financing of approximately $7 million through fiscal 2006 which would be needed to complete and profit from projects presently under way. The report was discussed by Gradco's Board at a preliminary meeting on October 9, 2003.

        Before the official meeting of Gradco's Board on the next day, Mr. Takeuchi resigned from the Board of Gradco. At the meeting, the Board undertook a thorough review of the data, including a projected need for approximately $4 million in cash in 2005 and an additional $3 million in cash in

2006 for continuation of the business. Mr. Konno and Mr. Takeuchi advised the Board that, in their belief and under the terms proposed, GJ would be left in a cash position which would enable it to survive subject to obtaining the $7 million in additional capital. Gradco's Board, believed such an amount was unobtainable by it under present conditions. The Board, in executive session, without Mr. Konno and Mr. Takeuchi, authorized the acceptance of the offer subject to stockholder approval. The Board determined that the transaction was fair to its stockholders and authorized counsel to negotiate a final agreement as reflected in this proxy statement.

        Counsel for the Company began preparation of a draft of merger agreement which was provided to counsel for the Buyer. After negotiations and revisions a final agreement was submitted to the Board and was approved by unanimous consent on March 29, 2004, subject to the approval of the stockholders of Gradco.

Inter-Company Transactions

        Prior to closing, certain transactions shall have taken place related to the merger as follows:

  1.
  GJ will distribute to Gradco (in a transaction which constitutes a donation under Japanese law) the amount required to enable Newco to pay the merger consideration to the stockholders at the merger and may contribute such additional amounts as it may deem advisable.

  2.
  GJ will cancel and forgive indebtedness in the approximate amount of $11 million which was carried on its books as a loan owing by Gradco to GJ. Gradco will apply a portion of its tax loss carryover to offset the income created by this transaction.

Recommendations of the Board of Directors

        After reviewing available alternatives which included liquidation, continuation of the business or a sale of the business, and a review of the underlying financial and business information available with respect to present and future conduct of the Company's business, the Board concluded that under the present structure and without new capital the Company's survival was unlikely. A liquidation and dissolution was believed to subject the Company's assets to claims of creditors which would not only diminish any distribution to stockholders, but would delay any such distribution. It became apparent that a disposition was in the best interest of the stockholders and that the only buyer was the management of the Company's subsidiaries. Accordingly, the Board of Directors has unanimously determined that the merger as contemplated by the agreement is advisable, fair to, and in the best interests of, the stockholders of Gradco and that the merger agreement should be submitted to Gradco's stockholders.

        The Board of Directors unanimously recommends that you vote FOR the approval of the merger and the adoption of the merger agreement.

Absence of Opinion of Financial Advisor

        See "Recommendations to Stockholders; Fairness of the Merger" (p. 8).

Structure of the Merger

        The merger will be structured such that Gradco will merge with and into Newco as of the effective time, with Newco as the surviving entity. Thereafter, the separate corporate existence of Gradco will cease, and GJ and GU will become subsidiaries of Newco.

        After arms-length negotiation, the final merger agreement provides that each share of common stock of Gradco outstanding immediately prior to the effective time will be converted into the right to receive $10.00 in cash.

        The following stock options held by Directors are outstanding and are presently exercisable at a price below the amount to be paid to Gradco stockholders. The holders of such options have agreed to their cancellation.

	Name	Options Exercisable	Price/Share
1.	Martin Tash	1250	$9.90
2.	Harland Mischler	1150	$9.90
3.	Robert Stillwell	188	$9.90

        All other outstanding options will be cancelled in connection with the merger, including options held by Mr. Tash for 3,334 shares at $60.00 per share and options held by Mr. Takeuchi as follows: 2,000 shares at $60.00 per share and 600 shares at $45.00 per share.

Purposes of the Merger

        The purpose of the merger is to provide Gradco's stockholders with cash for their shares of Gradco common stock and, thereby, to provide Gradco's stockholders with a value for their stock which the Board believes they would not otherwise be able to obtain through either liquidation or the continued operation of the business of Gradco. Gradco's Board has determined that a sale of the Company would maximize value for all Gradco shareholders. Gradco has decided to pursue this particular transaction because, among other reasons, management determined that an offer such as that presented by Newco would maximize value for shareholders as opposed to pursuing either liquidation or continued operation as an independent entity. Gradco has not received any indication of interest to pursue an acquisition transaction from any party other than Newco. The Board believes that the merger is fair to, and in the best interests of, all of the holders of Gradco common stock. In the merger, Gradco stockholders will receive $10.00 per share in cash in respect of the 229,026 shares of Gradco common stock they own, which represents a substantial premium to the market price for Gradco common stock prior to the announcement of the merger. Newco believes that it has an opportunity to solicit and obtain outside capital to continue the Gradco operations by selling equity interests of Newco or its subsidiaries and by negotiating new contractual support for the restructured operations from customers and vendors. Presently, it has no binding commitments for such capital infusions or support.

Effects of the Merger

        Company Rights and Obligations.    Upon consummation of the merger, all the property, rights, privileges, powers and franchises of Gradco will vest in Newco, the surviving entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of Gradco will become the debts, liabilities, obligations, restrictions, disabilities and duties of Newco.

        Certificate of Formation.    The Certificate of Formation of Newco will be the Certificate of Formation of the surviving company effective upon the filing of the Certificate of Merger.

        Members.    The members of Newco immediately prior to the merger will continue to be the members of the surviving company after the closing. The directors of Gradco will cease to serve as directors immediately after the merger.

        Hikoyuki Konno of GJ will be a member of Newco and serve as its President. The other members of Newco are Mr. Takeuchi and James Dennis, an officer of GU.

        Gradco Common Stock.    As a result of the merger, the surviving entity will be a privately-held company and there will be no public market for Gradco common stock. Each certificate that previously represented shares of Gradco stock will only represent the right to receive the merger consideration.

        Business of Gradco.    It is expected that following completion of the merger, the operations of GJ and GU will be conducted substantially as they are currently being conducted under the current management of GJ and GU. Newco will continue to evaluate its business and operations, as well as the business and operations of GJ and GU, after the merger and may develop new plans and proposals in the future, including the possible liquidation of Newco and the distribution of the stock of GJ and GU to Newco's members.

        Indemnification of Managers, Directors and Officers; Insurance.    Newco's organizational documents shall provide for the limitation of liability of Gradco's directors and officers in a manner consistent with Delaware law (which organizational documents shall be those of the surviving company following the merger). The surviving company shall also provide directors' and officers' liability and fiduciary insurance covering the directors and officers of Gradco (for matters arising prior to the merger) for a period of one (1) year following the date of the merger to the extent such coverage can be obtained for $30,000 or less. The surviving company shall indemnify those officers and directors against any such liability up to the net tangible worth of Newco immediately after the effective time of the merger (and after taking into account the payment of the merger consideration to the stockholders and merger costs) to the extent any such liability exceeds the amount payable under the above-described insurance policies.

Risks That the Merger Will not be Completed

        Completion of the merger is subject to various conditions as exist by law or are otherwise set forth in the Merger Agreement, including, without limitation, the following:

  •
  the Merger Agreement and the transactions contemplated by the merger must be approved by a majority of the Gradco stockholders at the special meeting;

  •
  each of the parties to the Merger Agreement must have performed its obligations under the Merger Agreement in all material respects at or before the effective time of the merger;

  •
  no law, injunction or order shall prohibit the completion of the merger or restrict the conduct of Gradco or Newco, or the operation of the business of Newco after the merger;

  •
  no material litigation shall be pending against Gradco or any of its subsidiaries;

  •
  the representations and warranties made by the parties in the Merger Agreement continue to be true and correct in all material respects at the effective time of the merger;

  •
  not more than 3% of the issued and outstanding stock of Gradco entitled to vote on the merger shall have exercised dissenters' rights;

  •
  certain transactions relating to the transfer of funds and the cancellation of indebtedness shall have occurred;

  •
  the Company shall not have accepted an alternative proposal for Gradco's acquisition; and

  •
  the merger agreement is not otherwise terminated (See "Termination of the Merger Agreement" (p. 11)).

        As a result of the various conditions to the completion of the merger, Gradco cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained. Management believes that if stockholder approval is obtained the other conditions can be met. It is expected that if Gradco stockholders do not approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, or if the merger is not completed for any other reason, Gradco will continue as an ongoing business until its resources are exhausted.

Interests of Gradco Directors and Executive Officers in the Merger

        Gradco's directors and executive officers have no interest in the merger except to the extent that they own shares of Gradco common stock. The following table sets forth the beneficial ownership of Gradco common stock by each director, each of the executive officers of the Company, and by all officers and directors as a group (4 persons), as of                         .

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Martin E. Tash	8,218	(2)	3.5%
Harland L. Mischler	2,298	(3)	1.0%
Bernard Bressler	976	(4)	*
Robert J. Stillwell	904	(5)	*
All Executive Officers and Directors as a Group (comprising the persons shown above)	12,396		5.4%

*
Less than 1%

(1)
Certain directors and/or executive officers appearing above were the holder of options which have been cancelled and which have not been considered for purposes of computing the above percentage.

(2)
Includes 2,832 shares owned by Mr. Tash under a private profit sharing plan for the benefit of Mr. Tash who is the trustee and sole lifetime beneficiary and retains voting power, 2,885 shares owned by Mr. Tash jointly with his wife and 2,501 shares owned directly by Mr. Tash.

(3)
Includes 1,731 shares owned directly by HLM Capital Resources, Inc., a private investment and holding corporation, of which Mr. Mischler is President, Chairman and major shareholder, and 567 shares owned directly by Mr. Mischler.

(4)
Includes 88 shares held by Mr. Bressler's wife. Mr. Bressler disclaims beneficial ownership of the shares owned by his wife.

(5)
Represents shares held for Mr. Stillwell in an individual retirement account.

        In addition, the directors and officers of Gradco and Newco will be covered by a policy of Directors' and Officers' liability insurance. Although Mr. Takeuchi owned certain options to purchase Gradco stock, all such options will be cancelled in connection with the merger.

Merger Consideration

        The parties estimate that approximately $2,600,000 will be required to complete the purchase of shares of Gradco common stock in accordance with the merger and to pay certain fees and expenses. After issuance of this proxy statement but in advance of the merger, Gradco will receive from GJ an amount sufficient to complete the merger and to fund reserves created for certain future merger-related liabilities and expenses. Furthermore, GJ will forgive and cancel certain indebtedness owing by Gradco to GJ. The total cash anticipated to be received by Gradco by reason of the foregoing will be not less than $2.6 million and is to be used by the surviving corporation for expenses and payment of the merger consideration to Gradco's stockholders.

Litigation

        There is no outstanding litigation to which Gradco or any of its subsidiaries is a party.

Accounting Treatment for the Merger

        For U.S. accounting purposes, the merger will be accounted for under the purchase method of accounting under which the total consideration paid in the merger will be allocated among Gradco's consolidated assets and liabilities based on the fair values of the assets acquired and the liabilities assumed.

Federal Regulatory Matters

        There are no federal regulatory matters implicated by the merger.

Material U.S. Federal Income Tax Consequences to Stockholders

        The following is a summary of the material U.S. federal income tax consequences of the merger to holders of Gradco common stock (including holders exercising dissenters' rights). This summary is based on laws, regulations, rulings and decisions now in effect, all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of Gradco common stock or to holders who are subject to special treatment under U.S. federal income tax law (including, for example, banks, insurance companies, tax-exempt investors, S corporations, dealers in securities, non-U.S. persons, holders who hold their common stock as part of a hedge, straddle or conversion transaction, and holders who acquired common stock for the exercise of employee stock options or other compensation arrangements). In addition, this summary does not address the tax consequences of the merger under applicable state, local or foreign laws. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE MERGER, INCLUDING THE APPLICATION OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

        The receipt of cash by the holders of Gradco common stock in the merger or upon the exercise of dissenters' rights will be treated as a taxable transaction for U.S. federal income tax purposes. A holder of Gradco common stock generally will recognize gain or loss in an amount equal to the difference between the merger consideration received by the holder and the holder's adjusted tax basis in the common stock. That gain or loss generally will be capital gain or loss if the common stock is held as a capital asset at the effective time of the merger. Any capital gain or loss generally will be long term capital gain or loss if the common stock has been held by the holder for more than one year. If the common stock has been held by the holder for less than one year, any gain or loss will generally be treated as short term capital gain or loss.

DISSENTERS' RIGHTS OF APPRAISAL

        Under Section 92A.300 to 92A.500, inclusive, of the Nevada General Corporations Law (referred to herein as the "NGCL"), any stockholder of Gradco who holds shares of Gradco common stock and will continue to hold shares of Gradco common stock through the effective date of the merger, and who has neither voted in favor of the merger nor consented to the merger in writing will be entitled to dissent from the merger and obtain payment of the fair value of his shares in accordance with § 92A.300 to § 92A.500, inclusive, of the NGCL.

        The following discussion is not a complete statement of the law pertaining to dissenters' and/or appraisal rights under the NGCL, and is qualified in its entirety by the full text of § 92A.300 to § 92A.500, inclusive, of the NGCL, which is provided in its entirety as Appendix B to this proxy statement. All references in § 92A.300 to § 92A.500, inclusive, of the NGCL and in this summary to a "stockholder" or "holder" are to the record holder of the shares of Gradco common stock as to which dissenters' rights are asserted. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES OF GRADCO COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER OR NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO

FOLLOW PROPERLY THE STEPS SUMMARIZED BELOW AND IN A TIMELY MANNER TO PERFECT DISSENTERS' RIGHTS.

        Each stockholder electing to assert dissenter's rights must deliver to Gradco before the taking of the vote on the merger written notice of his intent to demand payment for his shares if the merger is effectuated and must not vote his shares in favor of the merger.

        If the merger is authorized and consummated, Gradco will deliver a written dissenter's notice to all stockholders who satisfied the requirements of the statute in order to assert those rights. Such notice shall be sent no later than ten (10) days after the effectuation of the merger and shall (a) state where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited, (b) supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the merger and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date, (c) set a date by which Gradco must receive the demand for payment, which may not be less than thirty (30) nor more than sixty (60) days after the date the notice is delivered, and (d) be accompanied by a copy of § 92A.300 to § 92A.500, inclusive, of the NGCL.

        A stockholder to whom a dissenter's notice is sent must (a) demand payment, (b) certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for the certification, and (c) deposit his certificates, if any, in accordance with the terms of the notice. Any stockholder who demands payment and deposits his certificates, if any, before the taking of the vote retains all other rights of a stockholder until those rights are cancelled or modified by the effectuation of the merger. Any stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter' s notice, is not entitled to payment for his shares.

        A demand for payment should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder's name appears on the stock certificates, should specify the stockholder's name and mailing address, the number of shares of Gradco common stock owned and that the stockholder intends to demand payment for such shares. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the fiduciary should sign the demand in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for payment on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters' rights with respect to the shares held for one or more other beneficial owners while not exercising dissenters' rights with respect to the shares held for one or more beneficial owners; in such case, the written demand should set forth the number of shares as to which dissenters' rights are sought, and where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE DISSENTERS' RIGHTS ARE URGED TO CONSULT WITH THEIR BROKERS TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY THE NOMINEE.

        Except as otherwise provided in § 92A.470 (with respect to shares acquired on or after the date of the dissenter's notice), within thirty (30) days after receipt of a demand for payment Gradco will pay each dissenter who complied with the requirements set forth above and under the NGCL the amount Gradco estimates to be the fair value of his shares, plus accrued interest from the date the merger is effected until the date of payment at the rate described in § 92A.340. This obligation of Gradco may be enforced by the district court of the county where Gradco's registered office is located or, at the election of any dissenter residing or having its registered office in Nevada, of the county where the dissenter resides or has its registered office. The court is charged with disposing of the complaint promptly.

        Payment to any stockholder will be accompanied by Gradco's balance sheet as of the end of the fiscal year ending not more than sixteen (16) months before the date of payment, a statement of income for that year, a statement of changes in the stockholder's equity for that year and the latest available interim financial statements, if any. Payment will also be accompanied by a statement of Gradco's estimate of the fair value of the shares, an explanation of how the interest was calculated, a statement of the dissenter's right to payment under § 92A.480, and a copy of NGCL § 92A.300 to § 92A.500, inclusive.

        Under § 92A.470, Gradco may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the merger. To the extent Gradco elects to withhold payment, after effectuation of the merger, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. Gradco will send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's rights to payment pursuant to § 92A.480.

        A dissenter may notify Gradco in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment resulting from Gradco's calculation, or reject the offer and demand payment of the fair value of his shares and interest due if he believes that the amount paid or offered is less than the fair value of his shares or that the interest due is incorrectly calculated. A dissenter waives his right to demand payment as such unless he notifies Gradco of his demand in writing within thirty (30) days after Gradco made or offered payment for his shares.

        If a demand for payment remains unsettled, Gradco shall commence a proceeding within sixty (60) days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If Gradco does not commence the proceeding within the sixty (60) day period, it will pay each dissenter whose demand remains unsettled the amount demanded. Gradco will commence the proceeding in the district court of the county where its registered office is located. Gradco will make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition; non-residents may be served by registered or certified mail or by publication as provided by law. The jurisdiction of the court in which the proceeding is commenced is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings. Each dissenter who is made a party to the proceedings is entitled to a judgment for the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by Gradco or for the fair value, plus accrued interest, of his after acquired shares for which Gradco elected to withhold payment based on the date of acquisition.

        The court, in a proceeding to determine fair value, shall determine all of the costs of the proceeding including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against Gradco, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment. The court may also assess the fees and expenses of the counsel or experts for the respective parties, in the amounts the court finds equitable (a) against Gradco and in favor of all dissenters if the court finds Gradco did not substantially comply with the requirements of § 92A.300 to § 92A.500, inclusive, or (b) against either Gradco or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by § 92A.300 to § 92A.500, inclusive. If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against Gradco, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited. In a proceeding commenced pursuant to § 92A.460 in enforcement by a dissenter of Gradco's obligation to make payment, the court may assess the costs against Gradco, except that the court may assess costs against some or all of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH HEREIN OR IN THE NGCL MAY RESULT IN THE LOSS OF A STOCKHOLDER'S STATUTORY DISSENTERS' RIGHTS. CONSEQUENTLY, ANY STOCKHOLDER WISHING TO EXERCISE DISSENTERS' RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE THOSE RIGHTS.

THE SPECIAL MEETING

General.

        The meeting of stockholders of Gradco will be held                        , 2004, at 9:00 a.m. local time at                        . The proxy is being solicited by the Board of Directors and is to be voted at the special meeting or any adjournment(s) or postponement(s) thereof. The Board of Directors has fixed                        as the record date for determination of stockholders entitled to receive notice of and to vote at the special meeting and any adjournment(s) or postponement(s) thereof. On the record date there were 229,026 shares of Gradco common stock outstanding. On the record date there were approximately            record holders of Gradco common stock. No other voting securities of Gradco are outstanding. This proxy statement will first be mailed to stockholders on or about                        , 2004. The cost of solicitation of proxies will be paid by Gradco.

Purpose.

        At the special meeting, you will be asked to consider and vote upon the approval of the merger and adoption of the Merger Agreement. In the merger, each issued share of Gradco common stock outstanding immediately prior to the effective time of the merger will be cancelled and converted automatically into the right to receive $10.00 in cash, without interest. Notwithstanding the foregoing, the shares of Gradco common stock held by stockholders who have perfected their dissenters' rights will be subject to appraisal in accordance with Nevada law.

        We do not expect to ask you to vote on any other matters at the special meeting. However, if any other matters are properly presented at the special meeting for consideration, the holder of the proxies will have discretion to vote on these matters in accordance with their best judgment. Proxies voting against a specific proposal may be used by the holder to vote for adjournment of the meeting for the purpose of giving the holder additional time to solicit votes in favor of that proposal.

Voting Rights.

        Each outstanding share of Gradco common stock is entitled to one (1) vote. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of Gradco entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. Abstentions are counted for purposes of determining whether a quorum exists at the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of Gradco common stock, whether or not present at the meeting, is required to approve and adopt the Merger Agreement and the transactions contemplated by the Merger Agreement. Accordingly, proxies that reflect abstentions and proxies that are not returned will have the same effect as a vote AGAINST approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement.

        All Gradco directors and executive officers have indicated that they intend to vote all of their Gradco common stock FOR the approval of the merger and the adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement. On the record date for the special meeting, the directors and executive officers of Gradco owned an aggregate of 12,396 shares of Gradco common stock, representing approximately 5.4% of the total number of shares entitled to vote at the special meeting.

Solicitation.

        Proxies are being solicited by Gradco's Directors. Gradco will pay the costs of soliciting proxies from our stockholders as well as all mailing and Securities and Exchange Commission filing fees incurred in connection with this Proxy Statement.

        In addition to the solicitation of proxies by mail, some of our directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of Gradco common stock, and these persons will be reimbursed for their reasonable out-of-pocket expenses.

Revocation and Use of Proxies.

        The grant of a proxy on the enclosed form does not preclude you from attending the special meeting and voting in person. You may revoke your proxy at any time before it is voted at the special meeting. If you are a record holder of shares of Gradco common stock, you may revoke your proxy by:

  •
  delivering to the Secretary of Gradco, before the vote is taken at the special meeting, a written notice of revocation bearing a later date than the proxy;

  •
  duly executing a later dated proxy relating to the same shares of Gradco common stock and delivering it to the Secretary of Gradco before the vote is taken at the special meeting; or

  •
  attending the special meeting and voting in person.

        Attendance at the special meeting will not in and of itself constitute a revocation of a proxy. Any written notice of revocation or subsequent proxy should be sent to the Secretary of Gradco at Bressler, Amery & Ross, P.C., 325 Columbia Turnpike, Florham Park, New Jersey 07932, Attention: Bernard Bressler, Esq. or hand delivered to the Secretary of Gradco before the vote is taken at the special meeting. All valid proxies will be voted at the meeting in accordance with the instructions given. If no instructions are given, the shares represented by the proxies will be voted at the special meeting for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement. If you hold your shares in "street name" and have instructed a broker to vote your shares, you must follow the directions received from your broker as to how to change your vote.

        Brokers who hold shares in "street name" for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters such as the merger proposal. Abstentions and properly executed broker non-votes will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as votes against the proposal of the merger and the adoption of the Merger Agreement.

        Stockholders who do not vote in favor of approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement and who otherwise comply with the applicable statutory procedures of the NGCL summarized elsewhere in this proxy statement, will be entitled to seek appraisal of the value of their Gradco common stock under the NGCL. See "DISSENTERS' RIGHTS OF APPRAISAL" (p. 22-25).

        PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES AT THIS TIME. IN THE EVENT THE MERGER IS COMPLETED, WE WILL SEND YOU INSTRUCTIONS REGARDING THE PROCEDURES FOR EXCHANGING YOUR EXISTING STOCK CERTIFICATES FOR THE PRICE PER SHARE CASH PAYMENT. THE DISTRIBUTION OF PAYMENTS TO STOCKHOLDERS WILL BE THE RESPONSIBILITY OF AN EXCHANGE AGENT TO BE APPOINTED BY THE COMPANY.

FEES AND EXPENSES

        If the merger is completed, all fees and expenses incurred after November 1, 2003 in connection with the merger, including all legal, accounting and other fees and expenses of third parties, shall be the obligation of Newco. If the merger is not effected, each party shall bear its own fees and expenses incurred in connection with the merger, except that Gradco will bear all printing, filing and regulatory expenses, fees related to the proxy statement and the fees of an exchange agent retained to handle the exchange of Gradco stock certificates for the merger consideration. In addition, the parties have agreed to establish a reserve in an amount to be agreed upon relating to the exercise of dissenters' rights and other post-meeting costs of the transaction. To the extent merger costs exceed $500,000, Newco may terminate the merger agreement.

        In addition to a reserve for dissenters' rights and any termination fee that may become payable by Gradco after November 1, 2003, Gradco's estimated fees and expenses to be incurred in connection with the merger and related transactions are as follows:

Filing fees (Securities and Exchange Commission)		$290.18

Legal, accounting and similar fees and expenses		$175,000.00

Printing and solicitation fees and expenses		$20,000.00

Miscellaneous	$	.

Exchange Agent	$	.

Merger-Related Taxes		$136,000.00	*

Total	$	.

*
Representing 50% of the projected alternative minimum tax which will be incurred as a result of the transactions described in "Inter Company Transactions" at p. 18.

PRICE RANGE OF COMMON STOCK

        Gradco common stock is currently traded on the Bulletin Board under the symbol GRDC.OB (OTCBB). As of March 31, 2002, Gradco common stock began trading on the Bulletin Board. The following table sets forth the high and low closing sales prices for the shares of Gradco common stock, as reported on the Bulletin Board for the periods listed.

Quarter Ended	High	Low
June 30, 2001	$27.00	$10.50
September 30, 2001	$15.00	$4.50
December 31, 2001	$8.70	$5.40
March 31, 2002	$6.90	$5.40
June 30, 2002	$6.90	$4.50
September 30, 2002	$4.20	$1.50
December 31, 2002	$4.00	$1.50
March 31, 2003	$2.35	$1.70
June 30, 2003	$1.60	$1.56
September 30, 2003	$11.00	$1.25
December 31, 2003	$11.00	$9.10

DIVIDENDS

        No dividends have ever been paid or issued by Gradco.

COMMON STOCK PURCHASE INFORMATION

        None of Gradco, its directors or executive officers, Newco, GJ, GU or their respective affiliates has engaged in any transaction with respect to Gradco common stock within 60 days of the date of this proxy statement.

        In fiscal 2000, Gradco began acquiring shares of its common stock in connection with a stock repurchase program announced in March 1999. That program authorizes Gradco to purchase up to 66,667 common shares from time to time on the open market. Gradco purchased 684, 3,030 and 8,547 shares at aggregate cost of $2,000, $51,000 and $361,000 during fiscal years 2003, 2002 and 2001, respectively.

DIRECTORS AND OFFICERS OF GRADCO

        Martin E. Tash, Age 63—Mr. Tash has been Chairman of the Board of Directors and Chief Executive Officer of Gradco since October 1990, and President of Gradco since October 1991. Until June 1998 Mr. Tash was also Chairman of the Board and President of Plenum Publishing Corporation, a position that he had held since July 1977.

        Harland L. Mischler, Age 72—Mr. Mischler has been the Chief Financial Officer and a director of Gradco since October 1990 and Executive Vice President of Gradco since October 1991. Mr. Mischler is a certified public accountant. Mr. Mischler served as Vice President, Controller and Treasurer of Hobart Corporation from 1966 to 1981. From 1981 to 1984, he was Vice President of Finance of Bausch & Lomb, Inc. At that time, he purchased, with another, Applied Research Laboratories, Inc., an analytical instrument company, in a leveraged buyout from Bausch & Lomb. After that company was sold profitably in 1987, Mr. Mischler founded HLM Capital Resources, Inc., a private investment and holding company of which he is President and Chairman.

        Bernard Bressler, Age 76—Mr. Bressler has been Secretary and a director of Gradco since October 1990 and Treasurer since April 1992. He has been a practicing attorney since 1952, and is presently a member of the firm of Bressler, Amery & Ross, P.C., counsel to Gradco. Mr. Bressler was also a director of Plenum Publishing Corporation until its sale.

        Robert J. Stillwell, Age 68—Mr. Stillwell has been a director of Gradco since October 1991. Mr. Stillwell owns and operates the Robert J. Stillwell Agency, Inc., an independent life and health insurance agency which he founded over 30 years ago. He also owns and operates Nationwide Property Management, which handles diverse real estate investments. In 1985, Mr. Stillwell founded and is the principal owner of Service Concepts Unlimited, Inc. Mr. Stillwell is a director of Crusader Savings Bank located in Rosemont, Pennsylvania.

PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP

        The following table sets forth information concerning persons known to the Company to be beneficial owners of more than five percent (5%) of Gradco common stock as of                        :

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage Of Class
Common Stock, no par value	Mitchell Partners, L.P. and James E. Mitchell c/o James E. Mitchell General Partner 650 Town Center Drive, 6th Fl. Costa Mesa, CA 92626	60,256	(1)	26.31%
Common Stock, no par value	Clarity Fund, LLC 6165 N.W.86th Street, Suite 104 Johnston, IA 50131	18,471	(2)	8.1%

(1)
As set forth in Item 2 to Schedule 13D, dated February 11, 2004, James E. Mitchell is the sole general partner of Mitchell Partners with sole control over all matters relating to investment and voting control. Mitchell Partners is in the securities investment business. Mitchell Partners owns 60,189 shares and James E. Mitchell owns 67 shares all of which are subject to the sole power to vote and sole power to dispose of James E. Mitchell.

(2)
Pursuant to Schedule 13D filed September 2, 2003, all stock previously held by Madeline J. Peyton, Eric B. Peyton, David J. Peyton, Leslie J. Peyton, Claudia C. Peyton and Bradley R. Peyton as JTWRS has been conveyed to Clarity Fund, LLC.

        The following table sets forth the beneficial ownership of Gradco common stock by each director, each of the executive officers of the Company, and by all officers and directors as a group (4 persons), as of                        .

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
Martin E. Tash	8,218	(2)	3.5%
Harland L. Mischler	2,298	(3)	1.0%
Bernard Bressler	976	(4)	*
Robert J. Stillwell	904	(5)	*
All Executive Officers and Directors as a Group (comprising the persons shown above)	12,396		5.4%

*
Less than 1%

(1)
Certain directors and/or executive officers appearing above were the holder of options which have been cancelled and which have not been considered for purposes of computing the above percentage.

(2)
Includes 2,832 shares owned by Mr. Tash under a private profit sharing plan for the benefit of Mr. Tash who is the trustee and sole lifetime beneficiary and retains voting power, 2,885 shares owned by Mr. Tash jointly with his wife and 2,501 shares owned directly by Mr. Tash.

(3)
Includes 1,731 shares owned directly by HLM Capital Resources, Inc., a private investment and holding corporation, of which Mr. Mischler is President, Chairman and major shareholder, and 567 shares owned directly by Mr. Mischler.

(4)
Includes 88 shares held by Mr. Bressler's wife. Mr. Bressler disclaims beneficial ownership of the shares owned by his wife.

(5)
Represents shares held for Mr. Stillwell in an individual retirement account.

INFORMATION ABOUT NEWCO

        Newco is a newly formed, Delaware limited liability company created solely for the purpose of facilitating this transaction. Until the merger is effectuated, it will have no assets and/or significant outstanding liabilities. The members and managers of Newco are Mr. Takeuchi, Mr. Konno and Mr. James Dennis.

OTHER MATTERS

        The Board of Directors does not presently know of, or intend to present, any matters for consideration at the special meeting other than matters described in the notice of special meeting mailed together with this proxy statement. If other matters are presented, the persons named in the accompanying proxy to vote on such matters will have discretionary authority to vote in accordance with their best judgment.

FUTURE STOCKHOLDER PROPOSALS

        If the merger is completed, there will be no public participation in any future meetings of stockholders of Gradco. However, if the merger is not completed, Gradco stockholders will continue to be entitled to attend and participate in Gradco stockholders' meetings. If the merger is not completed, you will be informed by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the annual meeting, which proposals must comply with the rules and regulations of the Securities and Exchange Commission then in effect.

WHERE YOU CAN FIND MORE INFORMATION

        Gradco files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information contain additional information about Gradco. You may read and copy reports, statements or other information filed by Gradco at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at (800) 732-0330 for further information on the operation of the public reference room. Gradco's filings with the Commission are also available to the public from commercial document retrieval services and at the website maintained by the Commission located at http://www.sec.gov.

        The Commission allows Gradco to "incorporate by reference" information into this proxy statement. This means that Gradco can disclose important information by referring to another document filed separately with the Commission. The information incorporated by reference is considered to be a part of this proxy statement, and later information filed with the Commission will update and supersede the information in this proxy statement.

        Gradco incorporates by reference into this proxy statement each document it files under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this proxy statement and before the special meeting. Gradco also incorporated by reference into this proxy statement the following documents filed by it with the Commission under the Exchange Act:

  •
  Gradco's Annual Report on Form 10-K for the year ended March 31, 2003;

  •
  Gradco's quarterly reports on Form 10-Q for the quarter ended December 31, 2003; and

  •
  Gradco's report on Form 8-K filed on September 18, 2003.

        Gradco undertakes to provide without charge to each person to whom a copy of this proxy statement has been delivered, upon request, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this proxy statement incorporates. Requests for copies should be directed to Bressler, Amery & Ross, P.C., 325 Columbia Turnpike, Florham Park, New Jersey 07932, Attention: Bernard Bressler, Esq.

        If you would like to request documents from Gradco, please make sure your request is received before                        in order to receive the documents before the special meeting.

        This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make an offer or solicitation in such jurisdiction. The delivery of this proxy statement will not create an implication that there has been no change in the affairs of Gradco since the date of this proxy statement or that the information herein is correct as of any later date.

        You should rely only on the information contained or incorporated by reference in this proxy statement. Gradco has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated                        , 2004. You should not assume that the information contained in this proxy statement is accurate as of any date other than such date, and the mailing of this proxy statement will not create any implication to the contrary.

By Order of the Board of Directors
Martin E. Tash, President and Chairman

Date: March    , 2004

Appendix A

AGREEMENT AND PLAN OF MERGER

between

GRADCO SYSTEMS, INC.,

and

GRADCO HOLDINGS, L.L.C.

Dated as of March 29, 2004

i

	3.6	Merger Based on Representations of Target	A-12
	3.7	Outside Capital	A-12
IV.	COVENANTS		A-12
	4.1	Expenses	A-12
	4.2	Public Disclosure	A-12
	4.3	Additional Documents and Further Assurances	A-12
	4.4	Directors' and Officers' Insurance	A-12
	4.5	Withdrawal from California	A-13
V.	SURVIVAL OF REPRESENTATIONS		A-13
	5.1	Survival of Representations, Etc	A-13
VI.	CONDITIONS TO CLOSING		A-13
	6.1	Conditions to the Obligations of Target	A-13
	6.2	Conditions to the Obligations of Newco	A-14
VII.	TERMINATION		A-15
	7.1	Termination of the Merger Agreement	A-15
VIII.	MISCELLANEOUS		A-16
	8.1	Entire Agreement; Modification, Waiver	A-16
	8.2	Successors and Assigns; Assignment	A-16
	8.3	Notices	A-16
	8.4	Governing Law	A-17
	8.5	Counterparts	A-17
	8.6	Severability	A-17
	8.7	Consent to Jurisdiction	A-17
	8.8	Waiver of Jury Trial	A-18
IX.	DEFINITIONS		A-18
	9.1	Definitions	A-18
DISCLOSURE STATEMENT

ii

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is made and entered into as of March 26, 2004 between Gradco Holdings, L.L.C., a Delaware limited liability company ("Newco"), and Gradco Systems, Inc., a Nevada corporation ("Target"). Certain capitalized terms used but not otherwise defined herein are defined in Article VII hereof.

W I T N E S S E T H:

        A.    The Board of Directors of Target and the members of Newco believe it is in the best interests of each company and Target's stockholders that Newco acquire Target through the statutory merger of Target into Newco (the "Merger") and, in furtherance thereof, have approved the Merger.

        B.    The holders of at least a majority of the issued and outstanding shares of Target Capital Stock must approve the Merger and this Agreement and the consummation of the transactions contemplated by this Agreement.

        C.    Pursuant to the Merger and this Agreement, all of the issued and outstanding Target Capital Stock shall be converted into the consideration set forth herein.

        D.    Target and Newco each desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

        NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
THE MERGER

        1.1    The Merger.

        At the Effective Time (hereinafter defined), and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Nevada General Corporation Law ("NGCL") and the Delaware Limited Liability Company Act ("DLLCA"), Target shall be merged with and into Newco, the separate corporate existence of Target shall cease, and Newco shall continue as the surviving entity in the Merger. The surviving entity after the Merger is sometimes referred to hereinafter as the "Surviving Entity." The existence of Newco, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unimpaired by the Merger.

        1.2    Effective Time.

        The closing of the Merger (the "Closing") will take place on the second business day following the special meeting (the "Special Meeting") of Target's shareholders called to approve the transaction, if such approval is obtained and all other conditions are met, or such later date as to which the parties shall agree (the "Closing Date"). On the Closing Date, the parties hereto shall cause the Merger to be consummated by (i) filing the articles of merger attached hereto as Exhibit A (the "Articles of Merger"), with the Secretary of State of the State of Nevada, in accordance with the applicable provisions of the NGCL and (ii) filing a certificate of merger with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DLLCA (the date and time the Merger becomes effective shall be referred to herein as the "Effective Time").

        1.3    Effect of the Merger.

        At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the NGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed to pursuant to the terms of this Agreement, all the property, rights, privileges, powers and franchises of Target and Newco shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of Target and Newco shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

        1.4    Certificate of Formation and Operating Agreement.

        Newco's certificate of formation and operating agreement (the "Newco Organizational Documents") shall be the certificate of formation and operating agreement of the Surviving Entity unless and until thereafter amended.

        1.5    Managers and Directors.    The managers of Newco immediately prior to the Effective Time shall be the managers of the Surviving Entity immediately after the Effective Time, each to hold the office of a manager of the Surviving Entity in accordance with the laws of Delaware and the Newco Organizational Documents. The directors of Target immediately prior to the Effective Time shall cease to serve as directors immediately after the Effective Time.

        1.6    Effect of Merger on the Equity Interests of the Constituent Entities.

        On the terms and subject to the conditions of this Agreement the following shall occur:

          (a)    Conversion of Target Capital Stock.    Subject to Section 1.7 hereof, at the Effective Time, Newco shall pay to all of the holders of the shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time an aggregate of $2,290,260 (the "Merger Consideration"). The Merger Consideration shall be paid as follows: each outstanding share of Target Capital Stock upon the terms and subject to the conditions set forth below and throughout this Agreement, will, by virtue of the Merger, be cancelled and extinguished and be converted automatically, without any action on the part of Target's stockholders, into a right to receive, promptly after the Effective Time, without interest, cash of $10.00 per share.

          (b)    Options for Target Capital Stock.    Any outstanding options, warrants or other rights to acquire shares of Target Capital Stock or securities convertible into, or exchangeable for Target Capital Stock, whether or not then exercisable (each, an "Option"), shall at the Effective Time be cancelled and extinguished and no cash, securities or other property shall be payable in respect of such Options. Prior to the Effective Time, the Board of Directors of Target shall take such action as may be required under the Options, the governing option plans and any related agreements to effectuate the foregoing.

          (c)    Equity Interests of Newco.    The equity interests of Newco issued and outstanding immediately prior to the Effective Time will be the outstanding equity interests of the Surviving Entity upon the consummation of the Merger.

        1.7    Dissenting Shares.

        Notwithstanding anything in this Agreement to the contrary, shares of Target Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with the relevant provisions of Sections 92A.300 to 92A.500 of the NGCL ("Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration as provided in Section 1.6(a) and instead such holder of Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the relevant provisions of Sections 92A.300 to 92A.500 of the NGCL unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the NGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder would have been entitled but for the prior status of such shares as Dissenting

Shares, without interest or dividends thereon, upon the surrender in the manner provided in Section 1.8 hereof of the certificate(s) which formerly represented shares. Target shall give Newco prompt written notice of any demands received by Target for appraisal of shares, attempted withdrawals of such demands and any other instruments served pursuant to the NGCL and received by Target relating to stockholders' rights of appraisal and, prior to the Effective Time, Newco shall have the right, but not the obligation, to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, Target shall not, except with the prior written consent of Newco, such consent not to be unreasonably withheld, make any payment with respect to, or settle or offer to settle, any such demands.

        1.8    Surrender of Certificates; Payment of Merger Consideration.

          (a)    Exchange Agent.    Prior to the Closing Date, Target and Newco shall jointly select a bank, trust company or other qualified fiduciary to act as exchange agent (the "Exchange Agent") in connection with the surrender of certificates (each, a "Certificate" and together, the "Certificates") evidencing shares of Target Capital Stock converted into the Merger Consideration. Immediately after the Effective Time, the Surviving Entity shall deposit with the Exchange Agent the aggregate Merger Consideration.

          (b)    Surrender of Certificates.    As soon as practicable after the Effective Time, the Surviving Entity shall cause the Exchange Agent to mail to each person who was, at the Effective Time, a holder of record of a certificate or certificates that immediately prior to the Effective Time evidenced outstanding shares of Target Capital Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, which letter shall be in a form and contain any other provisions as may be required by the Surviving Entity and Target, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the proper surrender of Certificates to the Exchange Agent, together with a properly completed and duly executed letter of transmittal and such other documents as may be required by the Exchange Agent, the Exchange Agent shall remit to the holder of such Certificate in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the terms of this Agreement, and the Certificate so surrendered shall be canceled.

          (c)    Rights of Certificate Holders.    After the Effective Time, each outstanding Certificate which formerly represented shares of Target Capital Stock shall, until surrendered for exchange in accordance with this Section 1.8, be deemed for all purposes to evidence only the right to receive upon such surrender the Merger Consideration and shall no longer evidence any other rights, claims or privileges.

          (d)    Expenses of Exchange.    Except as otherwise expressly provided in this Agreement, the Surviving Entity shall pay all charges and expenses in connection with the exchange of Certificates for the Merger Consideration. Any Merger Consideration deposited with the Exchange Agent pursuant to Section 1.8(a) of this Agreement and not paid pursuant to Section 1.8(b) of this Agreement within twelve months after the Effective Time shall either be retained by the Exchange Agent or delivered in trust to a third party agreed upon at the Closing by Newco and Target.

          (e)    No Further Transfers.    At the Effective Time, the stock transfer books of Target shall be closed and no transfer of shares of Target Capital Stock shall thereafter be made.

          (f)    Escheat.    None of Target, Newco, the Surviving Entity or the Exchange Agent will be liable to any holder of shares of Target Capital Stock for any Merger Consideration delivered to a state abandoned property administrator or other public official pursuant to any applicable abandoned property, escheat or similar law.

          (g)    Deductions.    The Surviving Entity or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Target Capital Stock such amounts that the Surviving Entity is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder or any provision of state, local or foreign tax law. The Surviving Entity shall be entitled to rely on the advice of legal counsel, accountants or other qualified tax advisors in so doing. To the extent that amounts are so withheld by the Surviving Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Target Capital Stock in respect of which such deduction and withholding was made by the Surviving Entity.

          (h)    Lost, Stolen or Destroyed Certificates.    If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of such Certificates, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificates the Merger Consideration deliverable in respect of such Certificates as determined in accordance with the terms of this Agreement. When submitting for such payment in exchange for any lost, stolen or destroyed Certificates, the owner of such Certificate, as a condition precedent to payment, shall undertake to indemnify the Surviving Entity, in form and substance reasonably satisfactory to the Surviving Entity, against any claim that may be made against the Surviving Entity with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF TARGET

        Target hereby represents and warrants to Newco that the statements contained in this Article II are true and correct, subject to those exceptions set forth in the disclosure schedules attached hereto and delivered by Target to Newco prior to or concurrently with this Agreement (collectively, the "Disclosure Statement"). Any representations and warranties made by Target herein, except as otherwise provided, shall be made solely as to Target and shall not reflect or otherwise pertain to any of its Subsidiaries, domestic or foreign:

        2.1    Organization, Authorization, Etc.

        Target is a Nevada corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has all requisite power and authority to (i) carry on its business as it has been and is now being conducted, (ii) own, lease and operate the properties and assets used in connection therewith, and (iii) execute and deliver and perform this Agreement and to consummate the transactions contemplated hereby. Target is duly qualified to transact business as a foreign corporation in each state in which the nature of the business conducted by it or its ownership or leasing of property make such qualification necessary, all of which jurisdictions are disclosed in the Disclosure Statement, except where the failure to be so qualified would not have a Material Adverse Effect on Target. Target has delivered a true and correct copy of each of its articles of incorporation and by-laws (the "Target Charter Documents"), as amended to date and in full force and effect on the date hereof, to Newco.

        2.2    Subsidiaries.

          (a)   "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, Joint Venture or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. As used in this Agreement, "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other business association or entity in which (i) such party or any one or more of its Subsidiaries, directly or indirectly, owns or controls more than five percent (5%) and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

          (b)   Section 2.2 of the Disclosure Statement lists each Subsidiary and each Joint Venture of Target, the jurisdiction of its organization and the amount of its securities or other equity interests outstanding and the owners thereof. Each Subsidiary not organized under the laws of Japan ("Domestic Subsidiary") is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Each Domestic Subsidiary has all requisite power and authority to carry on its business as it has been and is now being conducted and to own, lease and operate the assets and properties used in connection therewith. Each Domestic Subsidiary is duly qualified as a foreign corporation authorized to do business and is in good standing in every jurisdiction in which such qualification is required, all of which jurisdictions are disclosed in the Disclosure Statement, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Target Group. All issued and outstanding shares of capital stock or other equity interests of each Domestic Subsidiary have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable, and, except as set forth in the Disclosure Statement, are lawfully owned of record and beneficially exclusively by Target or another Subsidiary, free and clear of all Liens. To the knowledge of Target, there are no existing subscriptions, options, warrants, convertible securities, calls, commitments, agreements, conversion rights or other rights of any character (contingent or otherwise) calling for or requiring the issuance, transfer, sale or other disposition of any shares of the capital stock of any Domestic Subsidiary, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of any Domestic Subsidiary, nor is Target or any Domestic Subsidiary subject to any obligation (contingent or otherwise) to repurchase, redeem or otherwise acquire shares of capital stock of any Domestic Subsidiary. Except for the Subsidiaries and the Joint Ventures or as set forth in the Disclosure Statement, neither Target nor any Domestic Subsidiary directly or indirectly (i) owns or controls any shares of any corporation nor has any voting securities of, or economic interest in, either of record, beneficially or equitably, in any association, partnership, limited liability company, joint venture or other legal entity, or (ii) is a general partner of any partnership.

        2.3    Capitalization.

        The authorized capital stock of Target consists solely of 30,000,000 shares of Common Stock, of which 229,026 shares are issued and outstanding, and 7,500,000 shares of preferred stock, none of which is issued. All outstanding shares of Target Common Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Target Charter Documents or any agreement to which Target is a party or by which it is bound, and have been issued in compliance with applicable federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Target Capital Stock. Target has no other capital stock authorized, issued or outstanding. Except as set forth in Section 2.3 of the Disclosure Statement, Target does not have any outstanding or authorized subscriptions, options, warrants, calls, rights, commitments, or any other agreements of any character directly or indirectly obligating Target to issue (a) any additional shares of Target Capital Stock or (b) any securities convertible into, or exchangeable for, or evidencing the right to subscribe for, any shares of Target Capital Stock.

        2.4    Authority and No Conflict.

        Target has the full corporate right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, and this Agreement has been duly authorized, executed and delivered by Target, subject to approval by its stockholders. The execution and delivery of this Agreement by Target does not (a) conflict with, or result in any violation of or default under, any provision of Target's articles of incorporation or bylaws or the comparable organizational documents of any of its Subsidiaries; (b) conflict with, or result in any violation of or default under, any permit, concession, grant, franchise, law, rule or regulation, or, to the knowledge of Target, result in any violation of or default under any judgment, decree or order of any court or other governmental agency or instrumentality to which any domestic member of the Target Group is a party or to which the Target Group's business is subject; (c) conflict with, or result in a breach or violation of or default under, or accelerate the performance required by, the terms of any Contract, conflict with, or result in a breach or violation of or default under, or accelerate the performance required by, the terms of any other agreement, contract, indenture or other instrument to which any member of the Target Group is a party or to which its business is subject ("Other Agreements"), or constitute a default or loss of any right under any Contract and/or Other Agreement or an event which, with the lapse of time or notice or both, would result in a default under any Contract and/or Other Agreement or the creation of any Lien upon the Target Group's business; or (d) result in any suspension, revocation, impairment, forfeiture or nonrenewal of (i) any material license, permit or other governmental or nongovernmental approval or authorization ("License") relating to the operations of the Target Group or (ii) any other material License, except, in all such cases, where such conflict or result would not have a Material Adverse Effect on the Target Group. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other person, is required to be made by or on behalf of Target for the execution, delivery or performance of this Agreement by Target, except those the failure of which to obtain would not have a Material Adverse Effect on the Target Group.

        2.5    Consents.

        No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county or local governmental authority, instrumentality, agency or commission (each, a "Governmental Entity") is required by Target in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state and federal securities laws, (ii) the filing of the Articles of Merger with the Secretary of State of the State of Nevada, and (iii) the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Target is qualified to do business.

        2.6    Litigation.

        Except as set forth on Section 2.6 of the Disclosure Statement, there is no action, suit, arbitration, proceeding or investigation pending or, to the Knowledge of Target, threatened in writing against or affecting Target or any of its Subsidiaries by or before any Governmental Entity or arbitrator, or any basis in fact therefor known to Target, against or involving Target or any of its Subsidiaries, whether at law or in equity.

        2.7    Compliance with Laws.

          (a)   Neither Target, nor to the Knowledge of Target, any other domestic member of the Target Group is in material violation of any applicable laws, rules or regulations relating to or affecting the operation, conduct or ownership of its properties or business. No domestic member of the Target Group is in default with respect to any order, writ, injunction or decree, known to, or served upon, it by any Governmental Entity. There are no unsatisfied judgments with respect to any domestic member of the Target Group and, to the Knowledge of Target, there are no unsatisfied judgments with respect to any Subsidiary.

          (b)   Target has filed all required forms, reports, certifications and other documents with the SEC (collectively, "Target's SEC Reports"). Target's SEC Reports have complied in all material respects with all applicable requirements of (i) the Securities Act of 1933, as amended, and the rules and regulations thereunder, and (ii) the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. As of their respective dates, none of Target's SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

        2.8    Contracts.    In connection with Target's operations, except as set forth in Section 2.8 of the Disclosure Statement, Target has no existing contract, obligation or commitment of any nature ("Contract"), or (a) employment, bonus, severance or consulting agreements, retirement or similar plans; (b) loan or other agreements, notes, indentures, instruments or guaranty relating to or evidencing indebtedness for borrowed money or mortgaging, pledging or granting or creating a lien or security interest or other encumbrance on any of the assets of Target; (c) agreements with any labor union or collective bargaining organization or other labor agreements; (d) any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which Target is a party or by which it is bound; (e) agreements which would, after the Effective Time, limit the freedom of the Surviving Entity to compete in any line of business or in any geographic area or with any person; (f) agreements providing for acquisition or disposition of the assets, businesses or a direct or indirect ownership interest in any of the assets or technologies of Target (except for this Agreement); (g) any Contract or series of Contracts, commitments or binding arrangement relating to the provision of goods or services by any person who is related to, or an affiliate of, Target or any officer or director of Target, or any Contract or series of Contracts, commitments or arrangement relating to the provision of goods or services by any person the terms of which were not determined on an arm's-length basis; or (h) agreements with any Governmental Entity.

        2.9    Insurance Policies.

        Section 2.9 of the Disclosure Statement contains a complete and accurate list of all insurance policies currently providing coverage in favor of Target. Each policy is in full force and effect and all premiums are currently paid and no notice of cancellation or termination has been received with respect to any such policy. Such policies have been sufficient for compliance with all material requirements of law.

        2.10    Financial Statements.

        Section 2.10 of the Disclosure Statement includes true, complete and correct copies of Target's audited consolidated balance sheet as of March 31, 2002 and 2003 and unaudited balance sheet as of December 31, 2003, and the related audited income statement for the 12 months ended March 31, 2002 and 2003 and unaudited income statement for the 9 months ended December 31, 2003, respectively (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of Target, present fairly the financial condition and results of operations as of and for the periods presented and have been prepared in accordance with U.S. generally accepted accounting principles consistently applied throughout the periods involved ("GAAP") other than, in the case of unaudited interim financial statements, the omission of footnotes and customary year-end closing adjustments. There have been no material changes in Target's accounting policies that are not reflected in the Financial Statements. Except as disclosed in the Financial Statements, Target and its Domestic Subsidiaries have no material undisclosed liabilities. The audited consolidated balance sheet of Target and its Subsidiaries at March 31, 2003 described above is referred to in this Agreement as the "Target 2003 Balance Sheet."

        2.11    Taxes.

        Except as set forth in Section 2.11 of the Disclosure Statement, all federal, state, local and foreign returns, estimates, information statements and reports ("Tax Returns") relating to any and all Taxes concerning or attributable to Target or its Domestic Subsidiaries or their respective operations required to be filed in any jurisdiction other than Japan on or prior to the Closing Date by or on behalf of Target or its Domestic Subsidiaries have been or will be duly and timely filed (after giving effect to any valid extensions of time in which to make such filings). All Taxes shown as due on such Tax Returns have been or will be timely paid, and adequate reserves or accruals for Taxes have been (or will be) provided on the books of Target or its Subsidiaries, as the case may be, with respect to any period through or to the Closing Date for which Tax Returns have not been filed or for which Taxes are not yet due and owing. Target has made available to Newco all material Tax Returns filed for all Taxable periods since January 1, 2000.

          (a)   Except as set forth in Section 2.11 of the Disclosure Statement or relating to Japanese taxing authorities, neither Target nor any of its Domestic Subsidiaries has waived any statute of limitations in respect of the assessment and collection of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. Neither Target nor any of its Domestic Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. Neither Target nor any of its Domestic Subsidiaries is party to any Tax allocation or sharing agreement.

          (b)   Except for those Taxes required to be paid over to Japanese taxing authorities, as to which Target makes no representation, Target and each of its Subsidiaries have duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all Taxes required to be so withheld and paid over.

          (c)   Except as set forth in Section 2.11 of the Disclosure Statement, there is no Tax deficiency outstanding, assessed or proposed in writing against Target or any of its Domestic Subsidiaries. No audit or other examination of any Tax Return of Target or any of its Domestic Subsidiaries is currently in progress.

          (d)   None of Target, any of its Domestic Subsidiaries, or any other Person on behalf of Target or its Domestic Subsidiaries, has (i) filed a consent pursuant to Section 341(f) of the Code prior to its repeal by Public Law 108-27 (the "Prior Code") or agreed to have Section 341(f)(2) of the Prior Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Prior Code) owned by Target or any of its Subsidiaries, (ii) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by Target or any of its Domestic Subsidiaries or (iii) executed or entered into closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law.

          (e)   Neither Target nor any of its Domestic Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of other taxing authorities.

          (f)    The execution of this Agreement and the consummation of the Merger will not give rise to the payment of any amount that would not be deductible pursuant to Section 280G of the Code or that would bind Target or any of its Domestic Subsidiaries to compensate any individual for excise Taxes paid under Section 4999 of the Code.

        2.12    Title to and Condition of Assets.

          (a)   Target currently does not own or lease any real property.

          (b)   Target has good and marketable title to 100% of the stock of its direct Subsidiaries and, to Target's Knowledge, Gradco (Japan) Ltd. has good and marketable title to 95% of the stock of Target's indirect Subsidiary, Gradco Technology Ltd.

        2.13    Employee Benefit Plans.

          (a)   Section 2.13(a) of the Disclosure Statement contains an accurate and complete list of each Target Employee Plan.

          (b)   Target has made available to Newco (i) correct and complete copies of all documents embodying each Target Employee Plan, including all amendments thereto and all related trust documents, (ii) the most recent annual report, if any, required under ERISA or the Code, (iii) the most recent summary plan description together with any summaries of material modifications thereto, if any.

          (c)   Each Target Employee Plan has been established and maintained in all material respects in accordance with its terms and with applicable law, including but not limited to ERISA and the Code. Each Target Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination, notification or opinion letter as to its qualified status under the Code, or application for such letter will be timely filed. To Target's Knowledge, no "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Target Employee Plan that would have a Material Adverse Effect on Target. There are no actions, suits or claims pending or, to the Knowledge of Target, threatened (other than routine claims for benefits) against any Target Employee Plan or against the assets of any Target Employee Plan.

          (d)   Except as set forth on Section 2.13(a) of the Disclosure Statement, Target does not maintain or contribute to any (i) Plan which is subject to Title IV of ERISA, (ii) "multiemployer plan" within the meaning of Section (3)(37) of ERISA, or (iii) plan described in Section 413(c) of the Code.

          (e)   The execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute an event under any Target Employee Plan, trust or loan that will or could reasonably be expected to result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits to or with respect to any Employee.

        2.14    Labor Matters.

          (a)   Each domestic member of the Target Group: (i) is in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees, (ii) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees, (iii) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing, except for any such liability that would not, individually or in the aggregate, be material, and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice), except for any such liability that would not have a Material Adverse Effect on the Target Group.

          (b)   No work stoppage or labor strike against any domestic member of the Target Group is pending, or to the Knowledge of Target, threatened. Target does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or, to the Knowledge of Target, threatened relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints. No domestic member of the Target Group has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. No member of the Target Group currently is, or has been at any time since January 1, 2000, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by any domestic member of the Target Group.

        2.15    Indebtedness; Absence of Undisclosed Liabilities.

        Section 2.15 of the Disclosure Statement discloses as of the Audit Date all indebtedness for money borrowed of Target or, to Target's Knowledge, any Domestic Subsidiary, other than inter-company indebtedness among the members of the Target Group and accurately discloses for each such indebtedness the payee, the original principal amount of the loan, the unpaid balance of the loan, the interest rate and the maturity date. Except for inter-company indebtedness among the members of the Target Group, Target and the Domestic Subsidiaries have no indebtedness, liability or obligation of any kind (whether known or unknown, accrued, absolute, asserted or unasserted, contingent or otherwise) except (a) as and to the extent reflected, reserved against or otherwise disclosed in the Target 2003 Balance Sheet, or (b) for liabilities and obligations incurred subsequent to the Audit Date in the ordinary course of business and which do not prevent Target from performing its obligations under this Agreement or prevent or delay the consummation of any of the transactions contemplated hereby.

        2.16    Absence of Certain Changes.

        Since the Audit Date, Target has conducted its business solely in the ordinary course consistent with past practice. Except as otherwise disclosed in the Disclosure Statement, since the Audit Date, Target has not:

          (a)   Suffered any change that by itself or together with other changes has had a Material Adverse Effect on the Target Group;

          (b)   Changed the authorized capital of Target or its Domestic Subsidiaries or any of their outstanding securities or changed any of their ownership interests or granted any options, warrants, calls, conversion rights or commitments;

          (c)   Declared or paid any dividend or distribution in respect of the capital stock, or made or incurred any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Target or its Subsidiaries except for distributions to Target from its Subsidiaries set forth in Section 2.16 of the Disclosure Schedules;

          (d)   Sold or transferred, or entered into any agreement to sell or transfer, any material assets, property or rights of Target or any of its Domestic Subsidiaries to any person (except as contemplated by this Agreement);

          (e)   Canceled, or agreed to cancel, any indebtedness or other obligation owing to Target or any of its Domestic Subsidiaries except for indebtedness owing by Target to its Subsidiaries;

          (f)    Entered into any transaction outside of the ordinary course of business except the settlement with Ikegami and this Agreement;

          (g)   Waived any material rights or claims of Target or any of its Domestic Subsidiaries (except for claims against Ikegami);

          (h)   Changed its accounting methods or practices or revalued any of their assets;

          (i)    Made any loan to any person or entity, incurred any indebtedness, guaranteed any indebtedness, issued or sold any debt securities of Target or guaranteed any debt securities of others; or

          (j)    Commenced or received notice of or, to the Knowledge of Target, the threat of commencement of, any lawsuit or proceeding against, or investigation of, Target, any of its Domestic Subsidiaries or any of their affairs.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF NEWCO

        Newco hereby represents and warrant to Target that the statements contained in this Article III are true and correct:

        3.1    Organization.

        Newco is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. Newco is duly qualified to transact business as a foreign limited liability company in each state in which the nature of the business conducted by it or its ownership or leasing of property make such qualification necessary, except in those jurisdictions where the failure to be so qualified or licensed would not have a Material Adverse Effect on Newco. Newco has been formed solely for the purpose of consummating the transactions contemplated herein and does not, and has never, conducted any business or other operations.

        3.2    Authority and No Conflict.

        Newco has the full corporate power and authority to execute, deliver and carry out its obligations under this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. This Agreement has been duly authorized, executed and delivered by Newco, and the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any conflict, breach or violation of, or default under, any statute, judgment, order, decree, mortgage, agreement, deed of trust, indenture or other instrument to which Newco is a party or by which its properties are bound. All action and other authorizations prerequisite to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or prior to the Closing Date will have been obtained by Newco. This is a valid and binding agreement of Newco enforceable against it in accordance with its terms.

        3.3    Disclosure.

        Exhibit 3.3 of the Disclosure Schedule consists of certain documents provided to Target by or at the direction of Mark Takeuchi who hereby warrants that all of such documents prepared by him were prepared in good faith and that any and all other documents included as Exhibit 3.3 are accurate copies of material received and/or reviewed by him.

        3.4    Consents.

        The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a violation by Newco of, or constitute a default by Newco under, any contractual obligation of Newco or any legal requirement applicable to Newco. No approval, consent, authorization or other order of, and no declaration, filing, registration, qualification or recording with, any governmental authority or any other person, including, without limitation, any party to any contractual obligation of Newco, is required to be made by or on behalf of Newco for the execution, delivery or performance of this Agreement by Newco except for those contemplated hereby.

        3.5    Litigation.

        There is no action, suit, arbitration, proceeding or investigation pending or threatened in writing against or affecting Newco by or before any Governmental Entity, or any basis in fact therefor known to Newco, against or involving Newco, whether at law or in equity.

        3.6    Merger Based on Representations of Target.

        Newco is not entering this Agreement based on any representation, warranty, statement or instrument made by Target except for those representations and warranties made by Target in this Agreement.

        3.7    Outside Capital.

        Newco has not received any binding written commitments from investors or vendors to provide capital or loans to Newco or its subsidiaries after the Merger.

ARTICLE IV
COVENANTS

        4.1    Expenses.

        If the Merger is completed all fees and expenses incurred after November 1, 2003 by either party in connection with the Merger, including all legal, accounting and all other fees and expenses of third parties, incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the Surviving Entity. If the Merger is not completed and this Merger Agreement is terminated in accordance with its terms, each party shall bear its own expenses incurred in connection with the Merger, provided, however, that Target shall be responsible for all printing, filing and regulatory expenses, fees related to any proxy statement(s) filed in respect of the Merger and the fees of the Exchange Agent.

        4.2    Public Disclosure.

        Except as required by law or applicable regulation, no party shall, nor shall it permit any affiliate to, make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. Nothing contained herein shall preclude disclosure by Target to holders of its capital stock.

        4.3    Additional Documents and Further Assurances.

        Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

        4.4    Directors' and Officers' Insurance.

          (a)   The Surviving Entity shall include in its organizational documents provisions regarding limitations of liability for Target's directors and officers and indemnification of Target's directors and officers consistent with the applicable provisions of the Delaware General Corporate Law; provided, however, that any such indemnification obligation of Newco shall be limited to an amount equal to the tangible net worth of Newco immediately following the Effective Time (after payment of the Merger Consideration and the Merger Costs) to the extent liability exceeds the limits of the insurance policies described in subsection 4.4(b) below.

          (b)   The Surviving Entity shall maintain in effect for not less than one (1) year from the Effective Time the policies of the directors' and officers' liability and fiduciary insurance most recently maintained by Target (provided that the Surviving Entity may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses of coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Entity be required to expend in excess of $30,000 for such coverage.

          (c)   In the event the Surviving Entity or its successor (i) is consolidated with or merges into another Person and is not the continuing or surviving entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any other Person, including its members in a single transaction or series of related transactions, then in each such case, Newco shall make or cause any corporate successor or corporate transferee of the Surviving Entity to agree to comply in all material respects with the terms of Section 4.4(a) (to the extent permitted by applicable law) and Section 4.4(b) (or, in the absence of any such agreement with a corporate successor or corporate transferee, Newco shall, subject to the overall limitation of $30,000 in Section 4.4(b), prepay the premium for such insurance to ensure the availability of the required coverage for the specified period).

        4.5    Withdrawal from California.

        Prior to March 31, 2004, Target shall physically withdraw from the State of California and shall cause its Domestic Subsidiaries to take all actions necessary to withdraw from the State of California such that the Target Group shall, as of April 1, 2004, no longer have any income-taxable nexus with the State of California.

ARTICLE V
SURVIVAL OF REPRESENTATIONS

        5.1    Survival of Representations, Etc.

        All representations, warranties and covenants contained in this Agreement, except for those made in Section 4.4, shall remain in full force and effect only until the Closing Date, and, thereafter, in any case, to the extent a claim is made prior to such expiration with respect to any breach of such representation or warranty until such claim is finally determined or settled.

ARTICLE VI
CONDITIONS TO CLOSING

        6.1    Conditions to the Obligations of Target.

        The obligations of Target to consummate the transactions contemplated hereby are subject to the requirements that:

          (a)    Performance of Obligations.    The obligations of Newco to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date.

          (b)    Intercompany Transactions.    Those inter-company transactions set forth on Schedule 6.2(b) hereto and relating to the transfer of funds and cancellation of indebtedness shall have occurred after April 1, 2004, and before the Closing Date.

          (c)    Representations and Warranties.    The representations and warranties of Newco contained in this Agreement shall be true and correct on the date hereof and shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

          (d)    No Litigation.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby. No action shall have been taken by a Governmental Entity or arbitrator, nor any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity or arbitrator, which is in effect and has the effect of making the Merger illegal or otherwise prohibiting the consummation of the Merger.

          (e)    Stockholder Approval.    This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Target in accordance with the NGCL and the Target Charter Documents.

        6.2    Conditions to the Obligations of Newco.

        The obligations of Newco to consummate the transactions contemplated hereby are subject to the requirements that:

          (a)    Performance of Obligations.    The obligations of Target to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects on or before the Closing Date.

          (b)    Intercompany Transactions.    Those inter-company transactions set forth on Schedule 6.2(b) hereto and relating to the transfer of funds and cancellation of indebtedness shall have occurred after April 1, 2004, and before the Closing Date.

          (c)    Representations and Warranties.    The representations and warranties of Target contained in this Agreement shall be true and correct on the date hereof and shall also be true and correct on and as of the Closing Date, with the same force and effect as if made on and as of the Closing Date.

          (d)    No Litigation.    No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby, or (ii) prohibiting or limiting the ownership, operation or control by Target, Newco or any of their respective Subsidiaries of any portion of the business or assets of Target or any of its Subsidiaries, or compelling Target, Newco or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of Target or any of its Subsidiaries. No action shall have been taken by a Governmental Entity or arbitrator, nor any federal, state or foreign statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Entity or arbitrator, which is in effect and has the effect of making the Merger illegal or otherwise restraining or prohibiting the consummation of the Merger. No person who or which is not a party to this Agreement shall have commenced or threatened to commence any action, suit, claim or proceeding of any nature seeking to restrain or prohibit, or to obtain damages in connection with, this Agreement or the transactions contemplated by this Agreement and no material action, suit, claim or proceeding shall be pending against Target or any of its Subsidiaries.

          (e)    Stockholder Approval.    This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of Target in accordance with the NGCL and the Target Charter Documents.

          (f)    Dissenters.    Not more than 3% in the aggregate of the outstanding fully-diluted shares of Target Capital Stock shall be Dissenting Shares.

ARTICLE VII
TERMINATION

        7.1    Termination of the Merger Agreement.

        Target and Newco may mutually agree to terminate this Agreement at any time before the Effective Time. In addition, upon written notice to the non-terminating party, this Agreement shall be terminable:

          (a)   by either party, if the Merger shall not have been consummated on or before June 15, 2004; provided, however, that the right to terminate this Agreement under this Section 7.1(a) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before June 15, 2004.

          (b)   by either party, if the other party materially breaches any of its representations;

          (c)   by either party, if any Governmental Entity has restrained, prohibited or enjoined the Merger in a final and nonappealable order, decree or decision;

          (d)   by either party, if Target's stockholders fail to approve and adopt this Agreement and the transactions contemplated by this Agreement at the Special Meeting, including any adjournments thereof; or

          (e)   by Newco, if more than three percent (3%) in the aggregate of the oustanding fully-diluted shares of Target Capital Stock shall be Dissenting Shares at the time of the Special Meeting or any adjournments thereof; or

          (f)    by Newco, if the Merger Costs exceed $500,000; as used in this Agreement, "Merger Costs" shall mean the sum, as determined on the Meeting Date (hereinafter defined), of (1) any fees, expenses or other disbursements payable by Target to any attorneys, accountants or other advisers retained by or on behalf of Target in connection with the transactions contemplated by this Agreement incurred after November 1, 2003, (2) any and all fees, expenses or other disbursement payable by Newco to any U.S. attorneys retained by or on behalf of Newco in connection with the transactions contemplated by this Agreement incurred after November 1, 2003, (3) any and all fees of the Exchange Agent (as herein defined), (4) fifty percent (50%) of the amount of any potential alternative minimum tax (the "AMT") which the parties have determined may be incurred by Target as a result of the transactions set forth on Schedule 6.2(b); and (5) a reasonable reserve, determined jointly by Target and Newco, for (i) Merger Costs that could not be calculated on the Meeting Date but will be due and payable by the Surviving Entity and (ii) the anticipated costs of any action, suit, claim or proceeding commenced by any person or entity seeking appraisal rights or damages from Target, the Surviving Entity or Newco in connection with the transactions contemplated by this Agreement, including, without limitation, fees payable to attorneys (less that portion of the Merger Consideration already deposited with the Exchange Agent allocable to the shares subject to any dissenters' rights action). If the parties cannot agree on the reserve amount to be included in the Merger Costs, then the amount shall be determined by Target's regular accountants, Grant Thornton. Such decision shall be final and binding. As used in this Agreement, the "Meeting Date" shall mean the date of the Special Meeting. Nothing contained in this Agreement shall be deemed to prevent or prohibit Newco, after the Closing Date, from taking a position on Target's tax returns or in any audit, administrative proceeding or litigation which has the effect of reducing Target's AMT liability below the amount taken into account for purposes of clause (4), above; or

          (g)   by Target, if (y) the Board of Directors of Target proposes to accept an unsolicited Acquisition Proposal (hereinafter defined), and (z) Target has fully complied with its obligations under this Section 7.1(g). "Acquisition Proposal" means a proposal or offer for a tender or exchange offer, merger, consolidation or other business combination involving Target or any of its Subsidiaries or any proposal to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, Target or any Subsidiary.

            (i)    The Board of Directors may supply to and receive non-public information from the person or entity making such Acquisition Proposal or request if, and to the extent that the Board of Directors determines, in its good faith judgment after consultation with outside legal counsel, that such action is required in order to comply with its fiduciary obligations. Supplying non-public information under these circumstances must be subject to a customary confidentiality agreement. After consultation with outside legal counsel the Board of Directors also may conduct discussions and negotiations or take any other action to review or respond to an Acquisition Proposal as the Board of Directors believes is necessary in light of its fiduciary obligations.

            (ii)   Target shall notify Newco promptly of any such proposals or inquiries, including all of their terms and conditions, and will keep it informed as to the status of any such proposals or inquiries.

            (iii)  The Board of Directors may not withdraw or modify, or propose to withdraw or modify, its approval, adoption or recommendation of this Agreement or the Merger or approve or recommend, or propose to approve or recommend, or cause to allow Target to enter into any agreement with respect to, a competing Acquisition Proposal, or submit any competing Acquisition Proposal to its stockholders for purposes of voting upon it, unless the Board of Directors determines in good faith by a majority vote after consultation with outside legal counsel that its fiduciary obligations require that action.

            (iv)  If the Board of Directors takes any action under this Section 7.1(g) and thus terminates this Agreement Target shall pay Newco's documented costs up to $100,000.

ARTICLE VIII
MISCELLANEOUS

        8.1    Entire Agreement; Modification, Waiver.

        This Agreement and its Disclosure Statement and the other agreements referenced herein constitute the entire agreement between the parties pertaining to the subject matter contained in it and supersede all prior and contemporaneous agreements, representations, and understandings of the parties. No supplement, modification, or amendment of this Agreement will be binding unless executed in writing by all of the parties. No waiver of any of the provisions of this Agreement will be deemed, or will constitute, a waiver of any other provisions, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

        8.2    Successors and Assigns; Assignment.

        This Agreement will be binding on, and inure to the benefit of, the parties hereto and any and all respective legal representatives, successors and assigns. This Agreement shall not be assignable by any party without the prior written consent of the other party to this Agreement.

        8.3    Notices.

        All notices, requests, demands and other communications required or permitted to be given or made under this Agreement will be in writing and will be delivered personally or will be sent postage prepaid by United States registered or certified mail, return receipt requested or by overnight courier service as follows:

          (a)   To Target:

      Gradco Systems, Inc.
      871 Coronado Drive
      Henderson, Nevada 89052
      Attn: Darcy Hollinger

    with a copy to:

      Bressler, Amery & Ross, P.C.
      325 Columbia Turnpike
      Florham Park, New Jersey 07932
      Attn: Bernard Bressler, Esq.
      Fax: (973) 514-1660

          (b)   Newco:

      Gradco Holdings, LLC
      c/o Gradco (USA) Inc.
      871 Coronado Drive
      Henderson, Nevada 89052
      Attn: Jim Dennis

    with a copy to:

      Orloff, Lowenbach, Stifelman & Siegel, P.A.
      101 Eisenhower Parkway
      Roseland, New Jersey 07068
      Attn: Edmund A. Mikalauskas, Esq.
      Fax: (973) 622-3073

        8.4    Governing Law.

        This Agreement will be construed in accordance with, and governed by, the laws of the State of Delaware, without giving effect to any of its conflicts of laws provisions that would require the application of the substantive laws of any other jurisdiction.

        8.5    Counterparts.

        This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        8.6    Severability.

        In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        8.7    Consent to Jurisdiction.

        With respect to claims arising under this Agreement and asserted prior to the Effective Time, the parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the

County of Manhattan, State of New York for the purpose of any action arising out of or relating to this Agreement brought by either party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

        8.8    Waiver of Jury Trial.

        EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

ARTICLE IX
DEFINITIONS

        9.1    Definitions.

        For All purposes of this Agreement, the following terms shall have the following respective meanings:

        "Agreement" shall have the meaning set forth in the preamble.

        "Articles of Merger" shall have the meaning set forth in Section 1.2 hereof.

        "Audit Date" shall mean March 31, 2003.

        "Closing" shall have the meaning set forth in Section 1.2 hereof.

        "Closing Date" shall have the meaning set forth in Section 1.2 hereof.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Contract" shall have the meaning set forth in Section 2.8 hereof.

        "Disclosure Statement" shall have the meaning set forth in Article II hereof.

        "Dissenting Shares" shall have the meaning set forth in Section 1.7 hereof.

        "Effective Time" shall have the meaning set forth in Section 1.2 hereof.

        "Employee" shall mean any current employee of Target or its Subsidiaries.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "Financial Statements" shall have the meaning set forth in Section 2.10 hereof.

        "GAAP" shall have the meaning set forth in Section 2.10.

        "Governmental Entity" shall have the meaning set forth in Section 2.5 hereof.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge" means, with respect to Target, the actual knowledge of Harland Mischler, Martin Tash or Bernard Bressler and, with respect to Newco, the actual knowledge of Mark Takeuchi, Hikoyuki Konno and James Dennis.

        "Liens" shall mean any lien, pledge, charge, claim restriction on transfer, mortgage, security interest or other encumbrance other than statutory liens for liabilities not yet due and payable.

        "Material Adverse Effect" shall mean any change, event or effect that is, or could reasonably be expected to be, individually or when taken together with all other such changes, events or effects, materially adverse to (i) the business, assets, financial condition or results of operations of the party, taken as a whole, or (ii) such party's ability to consummate the transactions contemplated by this Agreement; provided, however, that the effect of any macroeconomic conditions generally applicable to all businesses in the Target Group's industry segment shall not be taken into account in determining whether there has been a Material Adverse Effect.

        "Merger" shall have the meaning set forth in the recitals hereof.

        "Merger Consideration" shall have the meaning set forth in Section 1.6 hereof.

        "Merger Costs" shall have the meaning set forth in Section 7.1(e) hereof.

        "Newco" shall have the meaning set forth in the preamble hereof.

        "Newco Organizational Documents" shall have the meaning set forth in Section 1.4 hereof.

        "NGCL" shall have the meaning set forth in Section 1.1 hereof.

        "Pension Plan" shall mean each Target Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

        "Pro Forma Balance Sheet" shall have the meaning set forth in Section 6.2(f) hereof.

        "SEC" shall mean the Securities and Exchange Commission.

        "Subsidiary" shall have the meaning set forth in Section 2.2(a) hereof.

        "Surviving Entity" shall have the meaning set forth in Section 1.1 hereof.

        "Target" shall have the meaning set forth in the preamble hereof.

        "Target Capital Stock" shall mean, collectively, the Target Common Stock.

        "Target Charter Documents" shall have the meaning set forth in Section 2.1 hereof.

        "Target Common Stock" shall mean, collectively, the outstanding shares of Common Stock, no par value, of Target.

        "Target Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other material arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each "employee benefit plan," within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by Target or any ERISA Affiliate for the benefit of any Employee, or with respect to which Target or any ERISA Affiliate has any material liability or obligation.

        "Target Group" shall mean Target and its Subsidiaries, collectively.

        "Target's SEC Reports" shall have the meaning set forth in Section 2.7(b) hereof.

        "Target 2003 Balance Sheet" shall have the meaning set forth in Section 2.10 hereof.

        "Taxes" shall mean any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts.

        "Tax Returns" shall have the meaning set forth in Section 2.11(a) hereof.

[Remainder of this page left blank—Signature pages immediately follow]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

GRADCO SYSTEMS, INC.
By:	/s/ MARTIN E. TASH Martin E. Tash, President
GRADCO HOLDINGS, LLC
By:	/s/ MARK TAKEUCHI Mark Takeuchi, Manager
Solely as to the provisions of Section 3.3
By:	/s/ MARK TAKEUCHI Mark Takeuchi, Manager

Schedule 6.2(b)

Inter-Company Transactions

1.
Gradco (Japan) Ltd. will distribute to Target (in a transaction which constitutes a donation under Japanese law) the amount required to enable Newco to pay the Merger Consideration to the stockholders at the Closing and may contribute such additional amounts as it may deem advisable; and

2.
Gradco (Japan) Ltd. will cancel and forgive indebtedness in the approximate amount of $11 million which was carried on its books as a loan owing by Target to Gradco (Japan) Ltd. Gradco (Japan) Ltd. will deliver the original debenture to Target as evidence of the cancellation.

3.
Target must have a net operating loss carryforward for Federal income tax purposes that exceeds the maximum amount of income which could be recognized by Target as a result of the transactions listed above.

Appendix B

NEVADA Mergers,
Conversions, Exchanges and Domestications

Rights of Dissenting Owners

        92A.300 DEFINITIONS.—As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to 92A.335, inclusive, have the meanings ascribed to them in those sections.

        92A.305 "BENEFICIAL STOCKHOLDER" DEFINED.—"Beneficial stockholder" means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.

        92A.310 "CORPORATE ACTION" DEFINED.—"Corporate action" means the action of a domestic corporation.

        92A.315 "DISSENTER" DEFINED.—"Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS1 92A.400 to 92A.480, inclusive. (Last amended by Ch. 357, L. '99, eff. 7-1-99.)

1
Ch. 357, L. '99, eff. 7-1-99, added matter in italic and deleted 1"92A.410".

        92A.320 "FAIR VALUE" DEFINED.—"Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

        92A.325 "STOCKHOLDER" DEFINED.—"Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.

        92A.330 "STOCKHOLDER OF RECORD" DEFINED.—"Stockholder of record" means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.

        92A.335 "SUBJECT CORPORATION" DEFINED.—"Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.

        92A.340 COMPUTATION OF INTEREST.—Interest payable pursuant to NRS 92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate currently paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.

        92A.350 RIGHTS OF DISSENTING PARTNER OF DOMESTIC LIMITED PARTNERSHIP.—A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.

        92A.360 RIGHTS OF DISSENTING MEMBER OF DOMESTIC LIMITED-LIABILITY COMPANY.—The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.

        92A.370 RIGHTS OF DISSENTING MEMBER OF DOMESTIC NONPROFIT CORPORATION.—1. Except as otherwise provided in subsection 2 and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.

        2. Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.

        92A.380 RIGHTS OF STOCKHOLDER TO DISSENT FROM CERTAIN CORPORATE ACTIONS AND TO OBTAIN PAYMENT FOR SHARES.—1. Except as otherwise provided in NRS 92A.370 to 92A.390, 1any stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:

          (a)   Consummation of a conversion or plan of merger to which the domestic corporation is a constituent party:

            (1)   If approval by the stockholders is required for the conversion or merger by NRS 92A.120 to 92A.160, inclusive, or the articles of incorporation, regardless of whether the stockholder is entitled to vote on the conversion or plan of merger; or

            (2)   If the domestic corporation is a subsidiary and is merged with its parent pursuant to NRS 92A.180.

          (b)   Consummation of the plan of exchange to which the domestic corporation is a constituent party as the corporation whose subject owner's interests will be acquired, if his shares are to be acquired in the plan of exchange.

          (c)   Any corporate action taken pursuant to a vote of the stockholders to the 2extent that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.

        2.     A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation. (Last amended by Ch. 485, L. '03, eff. 10-1-03.)

Ch. 485, L. '03, eff 10-1-03, added matter in italic and deleted 1"a" and 2"event".

          .1     Merger; minority shareholders.—Wrongful conduct in approving a merger and/or valuing a merged corporation's shares gives rise to individual and class claims that can be asserted by former dissenting shareholders. Cohen v Mirage Resorts, Inc. 62 P3d 720 (2003).

        92A.390 LIMITATIONS ON RIGHT OF DISSENT: STOCKHOLDERS OF CERTAIN CLASSES OR SERIES; ACTION OF STOCKHOLDERS NOT REQUIRED FOR PLAN OF MERGER.—1. There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held by at least 2,000 stockholders of record, unless:

        (a)   The articles of incorporation of the corporation issuing the shares provide otherwise; or

        (b)   The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except;

        (1)   Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of;

        (I)   The surviving or acquiring entity; or

        (II)  Any other entity which, at the effective date of the plan of merger or exchange, were either listed on a national securities exchange, included in the national market system by the National Association of Securities Dealers, Inc., or held of record by a least 2,000 holders of owner's interests of record; or

        (2)   A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1) of paragraph (b).

        2.     there is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS 92A.130.

        92A.400 LIMITATIONS ON RIGHT OF DISSENT: ASSERTION AS TO PORTIONS ONLY TO SHARES REGISTERED TO STOCKHOLDER; ASSERTION BY BENEFICIAL STOCKHOLDER.—1. A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.

        2.     A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:

          (a)   He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and

          (b)   He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.

        92A.410 NOTIFICATION OF STOCKHOLDERS REGARDING RIGHT OF DISSENT.—1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.

        2.     If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430. (Last amended by Ch. 208, L. '99, eff. 10-1-97.)

Ch. 208, L. '97, eff. 10-1-97, added matter in italic.

        92A.420 PREREQUISITES TO DEMAND FOR PAYMENT FOR SHARES.—1. If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:

          (a)   Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

          (b)   Must not vote his shares in favor of the proposed action.

        2.     A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter. (Last amended by Ch. 357, L. '99, eff. 7-1-99.)

Ch. 357, L. '99, eff. 7-1-99, added matter in italic.

        92A.430 DISSENTER'S NOTICE: DELIVERY TO STOCKHOLDERS ENTITLED TO ASSERT RIGHTS; CONTENTS.—1. If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.

        2.     The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:

          (a)   State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;

          (b)   Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;

          (c)   Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;

          (d)   Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and

          (e)   Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.

        92A.440 DEMAND FOR PAYMENT AND DEPOSIT OF CERTIFICATES; RETENTION OF RIGHTS OF STOCKHOLDER.—1. A stockholder to whom a dissenter's notice is sent must:

          (a)   Demand payment;

          (b)   Certify whether he or the beneficial owner on whose behalf he is dissenting, as the case may be, acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and

          (c)   Deposit his certificates, if any, in accordance with the terms of the notice.

        2.     The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are cancelled or modified by the taking of the proposed corporate action.

        3.     The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter. (Last amended by Ch. 485, L. '03, eff. 10-1-03.)

Ch. 485, L. '03, eff. 10-1-03, added matter in italic.

          1. Merger; minority shareholders.—Wrongful conduct in approving a merger and/pr valuing a merged corporation's shares gifves rise to individual and class claims that can be asserted by former dissenting shareholders. Cohen v Mirage Resorts, Inc. 62 P3d 720 (2003).

        92A.450 UNCERTIFICATED SHARES: AUTHORITY TO RESTRICT TRANSFER AFTER DEMAND FOR PAYMENT; RETENTION OF RIGHTS OF STOCKHOLDER.—1. The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.

        2.     The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.

        92A.460 PAYMENT FOR SHARES: GENERAL REQUIREMENTS.—1. Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:

          (a)   Of the county where the corporation's registered office is located; or

          (b)   At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.

        2.     The payment must be accompanied by:

          (a)   The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders' equity for that year and the latest available interim financial statements, if any;

          (b)   A statement of the subject corporation's estimate of the fair value of the shares;

          (c)   An explanation of how the interest was calculated;

          (d)   A statement of the dissenter's rights to demand payment under NRS 92A.480; and

          (e)   A copy of NRS 92A.300 to 92A.500, inclusive.

        92A.470 PAYMENT FOR SHARES: SHARES ACQUIRED ON OR AFTER DATE OF DISSENTER'S NOTICE.—1. a subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.

        2.     To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.

        92A.480    DISSENTER'S ESTIMATE OF FAIR VALUE: NOTIFICATION OF SUBJECT CORPORATION; DEMAND FOR PAYMENT OF ESTIMATE.—1.    A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.

        2.     A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.

        92A.490    LEGAL PROCEEDING TO DETERMINE FAIR VALUE: DUTIES OF SUBJECT CORPORATION; POWERS OF COURT; RIGHTS OF DISSENTER.—1.    If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        2.     A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.

        3.     The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        4.     The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        5.     Each dissenter who is made a party to the proceeding is entitled to a judgment:

          (a)   For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or

          (b)   For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.

        92A.500    LEGAL PROCEEDING TO DETERMINE FAIR VALUE: ASSESSMENT OF COSTS AND FEES.—1.    The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.

        2.     The court may also assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:

          (a)   Against the subject corporation and in favor of all dissenters of the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or

          (b)   Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to 92A.500, inclusive.

        3.     If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

        4.     In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.

        5.     This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of N.R.C.P. 68 or NRS 17.115.

GRADCO SYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

For use at the                 , 2004 Special Meeting

        The undersigned hereby appoints Martin E. Tash and Harland L. Mischler as Proxies, and each with power of substitution, who shall be present at the meeting to vote all of the shares of the undersigned as follows regarding the Merger:

☐	FOR the Plan of Merger	☐	AGAINST the Plan of Merger

and in their discretion upon such other business as may be properly brought before the meeting of the stockholders of GRADCO SYSTEMS, INC. to be held at                        at         a.m./p.m., and any adjournments thereof. This Proxy revokes all prior proxies given by the undersigned.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR"

Date:

Signature:

Print Name:

Certificate Number(s):

IMPORTANT: Please sign exactly as name appears here. Joint owners should both sign. When signing as an executor, trustee, guardian, attorney or officer of a corporation, give title as such. If a partnership, please sign in partnership name.

PLEASE COMPLETE, SIGN, DATE AND MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.

QuickLinks

SUMMARY OF TERMS
QUESTIONS AND ANSWERS ABOUT THE MERGER
MERGER TERMS(1)
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL DATA
SPECIAL FACTORS
DISSENTERS' RIGHTS OF APPRAISAL
THE SPECIAL MEETING
FEES AND EXPENSES
PRICE RANGE OF COMMON STOCK
DIVIDENDS
COMMON STOCK PURCHASE INFORMATION
DIRECTORS AND OFFICERS OF GRADCO
PRINCIPAL STOCKHOLDERS AND MANAGEMENT OWNERSHIP
INFORMATION ABOUT NEWCO
OTHER MATTERS
FUTURE STOCKHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
AGREEMENT AND PLAN OF MERGER between GRADCO SYSTEMS, INC., and GRADCO HOLDINGS, L.L.C.

AGREEMENT AND PLAN OF MERGER
Schedule 6.2(b) Inter-Company Transactions
NEVADA Mergers, Conversions, Exchanges and Domestications